Exhibit 10.3
ASSET PURCHASE AGREEMENT
by and among
Palm Harbor Homes, Inc., a Florida Corporation
and
The Other Sellers Listed on the Signature Pages Hereto
and
Palm Harbor Homes, Inc., a Delaware Corporation
Dated as of November 29, 2010

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

SCHEDULES

Schedule 1.1(c)	Tangible Personal Property
Schedule 1.1(f)	Assumed Contracts
Schedule 1.1(g)	Licensed Computer Software
Schedule 1.1(i)	Intellectual Property
Schedule 1.1(j)	Transferred Permits
Schedule 1.1(l)	Telephone, Fax Numbers and Email Accounts
Schedule 2.6	Owned Real Property Subject to Title Commitments
Schedule 2.7	Title Policy Amounts
Schedule 3.4(a)	Capitalization of Transferred Subsidiaries
Schedule 3.6	Transferred Subsidiary Liabilities
Schedule 3.7	Accounts Receivable
Schedule 3.8	Compliance With Laws
Schedule 3.9(a)	Permits
Schedule 3.9(b)	Required Consents for Permit Transfers
Schedule 3.10(a)	Seller and Transferred Subsidiary Contracts
Schedule 3.10(b)	Transferred Subsidiary Contracts
Schedule 3.11(e)	Insurance Subsidiary Liabilities
Schedule 3.12(a)	Owned Real Properties
Schedule 3.12(b)	Leased Real Properties
Schedule 3.14(a)	Intellectual Property
Schedule 3.14(b)	Intellectual Property Licenses, Sublicenses or other Arrangements
Schedule 3.14(d)	Intellectual Property Defaults
Schedule 3.15	Litigation and Other Claims
Schedule 3.17	Assets Possessed by Third Parties
Schedule 3.20(b)	Employee Disputes
Schedule 3.20(c)	Employment Agreements or Arrangements
Schedule 3.20(d)	Severance-Related Benefits
Schedule 3.21(a)	Employee Benefit Plan
Schedule 3.21(g)	Employment Contract Exceptions
Schedule 3.22(c)	Filed Tax Returns
Schedule 3.22(j)	Jurisdiction for Tax Returns
Schedule 3.23	Affiliated Transactions
Schedule 3.24	Product Compliance
Schedule 3.25	Insurance
Schedule 3.26	Absence of Certain Developments
Schedule 3.28	Powers of Attorney
Schedule 9.1(a)	Seller Plants

-v-

(continued)

EXHIBITS

EXHIBIT A	Form of Bill of Sale
EXHIBIT B	Form of Assignment and Assumption Agreement
EXHIBIT C	Form of Bidding Procedures Order
EXHIBIT D	Form of Sale Approval Order
EXHIBIT E	Product Warranties

-vi-

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of November 29, 2010, by and among Palm Harbor Homes, Inc., a Florida corporation (“ParentCo” ), and each of its direct or indirect subsidiaries listed on the signature page(s) hereto (together with ParentCo, each a “Seller” and collectively the “Sellers”), and Palm Harbor Homes, Inc., a Delaware corporation (the “Purchaser”). Initially capitalized terms used in this Agreement are defined or cross-referenced in Section 9.1.
RECITALS
WHEREAS, Sellers are engaged in the business of the design, production, marketing, sale and servicing of manufactured and modular homes (the “Home Business”), the Insurance Subsidiaries are engaged in the business of underwriting, selling and servicing property and casualty insurance for manufactured and modular homes (the “Insurance Business”), and the Finance Subsidiaries are engaged in the business of providing financing to retail customers for the purchase of site built, manufactured and modular homes (the “Finance Business”, and collectively with the Home Business and the Insurance Business, the “Business”); and
WHEREAS, ParentCo and certain of its Affiliates intend to file voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), with ParentCo’s bankruptcy case to be jointly administered with those of its Affiliates filing chapter 11 bankruptcy cases (ParentCo’s chapter 11 case, together with all cases so jointly administered, being collectively referred to herein as the “Bankruptcy Case”); and
WHEREAS, in connection with the Bankruptcy Case, Sellers and Purchaser’s sole stockholder, Fleetwood Homes, Inc., (“Fleetwood”), have entered into that certain Debtor In Possession Revolving Credit Agreement dated concurrently herewith (the “DIP Facility”) for the provision by Fleetwood to Sellers of up to $50,000,000 of debtor-in-possession debt financing, which amount may be increased to $55,000,000 with Fleetwood’s consent.
WHEREAS, Purchaser desires to purchase substantially all of the assets of Sellers and to assume certain specified Liabilities of Sellers, and Sellers desire to sell such assets to Purchaser and to have Purchaser assume such specified Liabilities, all on the terms and conditions set forth in this Agreement and in accordance with sections 105, 363, 365 and other applicable provisions of the Bankruptcy Code; and
WHEREAS, the Transferred Assets shall be sold to Purchaser pursuant to an order of the Bankruptcy Court approving and authorizing Sellers to enter into and consummate such sale under section 363 of the Bankruptcy Code, and such sale shall include the assumption by Seller and concurrent assignment to Purchaser of the Assumed Contracts under section 365 of the Bankruptcy Code and the terms and conditions of this Agreement;
WHEREAS, Sellers desire to sell the Transferred Assets, including assuming and assigning the Assumed Contracts to Purchaser, to further their reorganization efforts and to enable them to consummate a plan of reorganization in the Bankruptcy Case; and

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
PURCHASE AND SALE
1.1 Assets to Be Transferred. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Sellers shall sell, assign, transfer, convey and deliver (or cause to be sold, assigned, transferred, conveyed and delivered) to Purchaser (or its specified designee(s)), and Purchaser (or its specified designee(s)) shall purchase, assume and accept from Sellers, free and clear of any Encumbrance, other than Permitted Encumbrances, all right, title and interest in and to all of Sellers’ properties, assets and rights, other than the Excluded Assets (such rights, title and interests in and to such assets, properties and rights being collectively referred to herein as the “Transferred Assets”), in accordance with, and with all of the protections afforded by, sections 363 and 365 of the Bankruptcy Code, including the following:
(a) all outstanding shares of capital stock of Standard Casualty Co., a Texas corporation (the “Standard Casualty Shares”), and Standard Insurance Agency, Inc., a Texas corporation (the “Standard Insurance Shares”);
(b) all outstanding shares of capital stock of CountryPlace Acceptance Corp., a Nevada corporation (the “CountryPlace Shares”);
(c) all machinery, tools, tooling, computer hardware and peripherals, telephony, office and other equipment, parts, spare parts, vehicles, leasehold improvements, trade fixtures, signage, furniture, furnishings, appliances, supplies and other tangible personal property, together with any express or implied warranty (to the extent transferable) given by any manufacturer or seller of any item or component part thereof and all maintenance records and other documents relating thereto), wherever located, including those items listed on Schedule 1.1(c), except for any such items on Schedule 1.1(c) disposed of in the ordinary course of business prior to the Closing Date (collectively, the “Tangible Personal Property”);
(d) all raw materials, work-in-progress, finished goods and semi-finished goods, supplies, packaging materials and other inventories, wherever located, used or produced by any Seller, except for any such items disposed of in the ordinary course of business prior to the Closing Date (the “Inventory”);
(e) all Owned Real Properties, together in each case with the applicable Sellers’ right, title and interest in and to all structures, facilities, fixtures and improvements located thereon and all easements, licenses, rights and appurtenances relating to the foregoing;
(f) all of the applicable Sellers’ rights under the Contracts listed on Schedule 1.1(f), to the extent assumed and assigned in accordance with Section 1.10 (collectively, the “Assumed Contracts”);

(g) subject to Section 5.14, the licensed Computer Software listed or described on Schedule 1.1(g), solely to the extent assignable;
(h) all Purchase Orders existing and outstanding on the Closing Date and any additional Contracts entered into by any Seller in the Ordinary Course of Business after the date hereof, as contemplated by clause (iii) of Section 5.1(a);
(i) all Intellectual Property, including those items listed on Schedule 1.1(i), together with all income, royalties, damages and payments due or payable to any Seller or Affiliate thereof as of the Closing Date or thereafter (including damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof, and any and all corresponding rights that, now or hereafter, may be secured throughout the world) and all copies and tangible embodiments of any such Intellectual Property in Sellers’ possession or control (collectively, the “Transferred IP”);
(j) all Permits and all pending applications therefor or renewals thereof, including those listed on Schedule 1.1(j), in each case to the extent assignable or otherwise transferable to Purchaser in accordance with their respective terms or under applicable Law (the “Transferred Permits”);
(k) originals or copies of all data, databases and records (whether in print, electronic or other format) related to the operation of the Business or the ownership or use of the Transferred Assets, including all books of account, general, financial, accounting, engineering and legal records, unit and house files, invoices, customers’ and suppliers’ lists and records (including account histories), mailing lists, e-mail address lists, other distribution lists, inventory and supply managements records, engineering designs and related approvals of Governmental Bodies, self-regulatory organizations, and trade associations, billing records, sales and promotional literature, creative materials, research and development reports and records, production reports and records, employee health and safety records, reports and logs for the Real Properties (including OSHA reports and logs), service and warranty records, product recall or withdrawal records, equipment logs, operating guides and manuals, correspondence files (including correspondence with customers, suppliers, landlords, tenants, licensors, licensees, Governmental Bodies and legal, accounting and other professional advisors (except, in the case of legal correspondence, any correspondence constituting privileged communication between any Seller and its legal counsel)), Transferred Permits, Purchase Orders (both those included in the Transferred Assets and, to the extent retained by any Seller, historic Purchase Orders) and Assumed Contracts, but excluding any records of Sellers described in Section 1.2(f) (the “Books and Records”);
(l) the telephone (landline and mobile) and facsimile numbers and email accounts listed on Schedule 1.1(l);
(m) all credits, rights to deposits paid by any Seller (including security or other deposits under any Real Property Lease included in the Assumed Contracts), deposits paid by any customer or other Person to any Seller, prepaid expenses, claims for refunds, investments and other similar financial assets;

(n) all Accounts Receivable of Sellers, and all proceeds of the foregoing;
(o) going concern value and goodwill with respect to the Transferred Assets and the Home Business;
(p) all insurance policies of Sellers, and all Claims, proceeds and benefits due thereunder;
(q) all interests in and rights to any refund of Taxes and surviving federal and state loss carrybacks and carryforwards; and
(r) all Claims of Sellers (or any of them) against any Person relating to the Transferred Assets, the Assumed Liabilities or the Business;
1.2 Excluded Assets. Sellers are not selling, and Purchaser is not purchasing, any assets other than those specifically set forth in Section 1.1, and without limiting the generality of the foregoing, the term “Transferred Assets” shall expressly exclude the following assets of Sellers (including all of Sellers’ right, title and interest therein and thereto), all of which shall be retained by the applicable Sellers (collectively, the “Excluded Assets”):
(a) except as provided in Section 1.1(m), all cash, bank deposits and cash equivalents;
(b) all of Sellers’ bank accounts;
(c) all of the Contracts of any Seller, except the Assumed Contracts;
(d) except as provided in Section 1.1(r), all Pre-Closing Claims;
(e) all rights of Sellers under this Agreement and any other Closing document entered into or executed by Sellers (or any of them) in connection with the transactions contemplated hereby;
(f) all corporate books and records, Tax Returns, board minutes and organizational documents of Sellers, and any other records that any Seller is required to retain by Law (except that copies of such retained records shall be provided to Purchaser at Closing if such records would otherwise constitute a Transferred Asset pursuant to Section 1.1(k)), all information held by any Seller prohibited from being transferred or disclosed pursuant to applicable Law, all non-public information primarily related to or prepared in connection with the Bankruptcy Case, and Sellers’ books and records relating to any Excluded Assets;
(g) all of the rights and claims of Sellers to avoidance actions available to any Seller under chapter 5 of the Bankruptcy Code, of whatever kind or nature, including avoidance actions under sections 544, 545, 547, 548, 549 and 553 of the Bankruptcy Code, and any related claims and actions arising under such sections by operation of Law or otherwise, including any and all proceeds of the foregoing;

(h) legal correspondence constituting privileged communication between any Seller and its legal counsel; and
(i) the outstanding stock of, or other outstanding equity interests in, any Seller.
1.3 Assumed Liabilities. At the Closing, Purchaser shall assume and in due course pay, discharge, perform or otherwise fully satisfy in accordance with their respective terms only the following Liabilities of Sellers (the “Assumed Liabilities”):
(a) all Liabilities of Sellers under the Assumed Contracts, the other Contracts referred to in Section 1.1(h) and the Transferred Permits (to the extent assigned hereunder) to be performed on or after, or in respect of periods following, the Closing Date; provided, however, that such Liabilities shall not include any Liability based on or relating to any Seller’s breach or violation of any Assumed Contract, any Contract referred to in Section 1.1(h) or any Transferred Permit arising, occurring or existing before the Closing Date, other than the Cure Costs that Purchaser agrees to pay pursuant to Section 1.4;
(b) the Assumed Warranty Liabilities; and
(c) the COBRA obligations that Purchaser agrees to assume pursuant to Section 5.12(f).
1.4 Cure Costs. At Closing and pursuant to section 365 of the Bankruptcy Code, Sellers shall assume and assign to Purchaser the Assumed Contracts. The amounts, as determined by the Bankruptcy Court, if any (the “Cure Costs”), necessary to cure all defaults of any Seller, if any, and to pay all actual or pecuniary losses that have resulted from such defaults under the Assumed Contracts, shall be paid by Purchaser, on or before Closing, and not by Sellers and Sellers shall have no Liability therefor.
1.5 Excluded Liabilities. Notwithstanding anything in this Agreement to the contrary, the parties expressly acknowledge and agree that Purchaser shall not assume or be liable or responsible for any Liability of any Seller other than the Assumed Liabilities, except as required by applicable Law and not discharged in the Bankruptcy Case (such Liabilities being collectively referred to herein as the “Excluded Liabilities”). Without limiting the generality of the foregoing, the Excluded Liabilities shall include:
(a) any Liability under any Assumed Contract or any Contract referred to in Section 1.1(h) that arises from or relates to (i) any breach or violation of any Seller that occurred on or before the Closing Date, or (ii) any outstanding obligation of any Seller that was required to have been satisfied or performed by such Seller on or before the Closing Date, except in either such case for Purchaser’s obligation to pay Cure Costs;
(b) any Liability under any Contract that is not an Assumed Contract or Contract referred to in Section 1.1(h);
(c) any account payable or other amount payable of any Seller;

(d) any Liability of any Seller under any note, loan, borrowing arrangement, debt financing, credit facility, capital lease (except as included in the Assumed Contracts), financial or performance guaranty, surety, indemnity or bond, or any security interest related to any of the foregoing;
(e) except as expressly contemplated by this Agreement, any Liability for Taxes payable by or assessed against any Seller under applicable Law;
(f) any Environmental, Health and Safety Liability, including arising out of or relating to Sellers’ ownership and operation of the Home Business on or prior to the Closing Date or the leasing, ownership or operation of any asset (including any Real Property) by any Seller, whether or not included in the Transferred Assets, including any Release (existing as of the Closing Date) of any Hazardous Material;
(g) any Liability arising out of or relating to (i) the employment or performance of services, or termination of employment or services by any Seller of any current or former employee or director on or before the Closing Date (including, without limitation, wages or other compensation, and plans, agreements or arrangements providing for bonus, incentive compensation, vacation, sick days, personal days, severance benefits or other employee benefits), or (ii) workers’ compensation Claims against any Seller, irrespective of whether such Claims are made prior to, on or after the Closing Date, regardless, in either of the foregoing clauses (i) or (ii), of whether such employee involved with such grievance is a Transferred Seller Employee;
(h) any Liability of any Seller with respect to any of its employees or directors or any former employees or directors, including any Liability arising under any Benefit Plan or any other employee program or arrangement at any time maintained, sponsored or contributed to by any of Sellers or any predecessor or Affiliate thereof or any ERISA Affiliate, or with respect to which any of Sellers or any predecessor or Affiliate thereof or any ERISA Affiliate has any Liability;
(i) except for the Liabilities specifically referred to in Section 1.3(b), any Liability relating to or arising from any Seller’s manufacture or sale of any product or performance of any service, including any Liability for death or injury to any Person or damage to property;
(j) any Liability of any Seller to defend, indemnify, hold harmless or reimburse any Person, including any present or former employee, director, customer, vendor, contractor or agent of any Seller, except to the extent such Liability is expressly included in an Assumed Contract, and then only to the extent that such Liability arises in connection with acts, omissions, facts, events or circumstances first existing, accruing or arising on or after the Closing Date and not based on any breach or violation by any Seller prior to the Closing Date;
(k) any Liability of any Seller arising out of or relating to (i) any past Claim or any Claim underway or pending as of the Closing Date by or against any Seller, or (ii) any Claim commenced on or after the Closing Date that relates to any act, omission, occurrence or event happening, or any fact or circumstance existing, before the Closing Date, in each case to the extent that the Liability for such act, omission, occurrence, event, fact or circumstance is not expressly included in the Assumed Liabilities;

(l) any Liability relating to any amount required to be paid or any action required to be performed by any Seller hereunder; and
(m) any Liability of any Seller arising out of or resulting from non-compliance of such Seller with any applicable Law (including, for the avoidance of doubt, any requirements and provisions of any “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Transferred Assets to Purchaser; provided, however, that pursuant to section 363(f) of the Bankruptcy Code, the transfer of the Transferred Assets shall be free and clear of any Encumbrance arising under any bulk transfer laws, and the parties shall take such steps as may be necessary or appropriate to so provide in the Sale Approval Order).
1.6 Purchase Price. Subject to the terms and conditions hereof, in full consideration of the sale and purchase of the Transferred Assets and Sellers’ other covenants and obligations hereunder, at the Closing, Purchaser shall (i) assume the Assumed Warranty Liabilities, which the parties agree will be assigned an aggregate value of $6,500,000, the COBRA Liabilities referred to in Section 5.12(f), which the parties agree will be assigned an aggregate value of $1,000,000, and the other Assumed Liabilities, and (ii) pay to ParentCo, on behalf of and for the account of Sellers, the greater of (A) $50,000,000 or (B) an amount equal to the outstanding balance (including accrued and unpaid interest) under the DIP Facility as of the time of Closing (the “Base Price”), minus the Accounts Receivable and Inventory Value Shortfall (if any), and minus the amount of any Unauthorized Indebtedness, in each case as determined pursuant to Section 1.11 (collectively, the “Purchase Price”). At the Closing, Purchaser shall pay the Base Price, as adjusted downwards (as applicable) by the Initial Price Adjustment referred to in Section 1.11(a) and by the Closing Apportionment payable to or by Sellers (as determined in accordance with Section 2.10) (the “Closing Payment”) as follows:
(a) first, to the extent of Purchaser’s interest as assignee of Fleetwood under the DIP Facility, by way of credit and set-off against the outstanding balance of the DIP Facility as of the time of Closing (provided, that if the Closing Payment is less than the total outstanding balance of the DIP Facility as of the time of Closing, such outstanding balance and any subsequent interest accruals thereon shall remain payable by Sellers in accordance with the provisions of the DIP Facility); and
(b) second, to the extent the Closing Payment exceeds the outstanding balance of the DIP Facility as of the time of Closing, by wire transfer of immediately available funds to a bank account designated by written notice from ParentCo to Purchaser, such notice to be given at least two (2) Business Days prior to the Closing Date.
1.7 Closing. Subject to the terms and conditions of this Agreement and the Sale Approval Order, the sale and purchase of the Transferred Assets and the assignment and assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of ParentCo, 15303 Dallas Parkway, Suite 800, Addison, Texas 75001 at 9:00 a.m., Central Standard Time, on the first (1st) Business Day following the satisfaction or waiver of all conditions to the obligations of the parties set forth in Article VI and Article VII (other than those conditions which by their nature can only be satisfied at the Closing), or at such other place or at such other time or on such other date as ParentCo and Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

1.8 Closing Deliveries by Sellers. At the Closing, unless otherwise waived in writing by Purchaser, Sellers shall deliver or cause to be delivered to Purchaser:
(a) a duly executed Sellers’ Certificate pursuant to Section 6.1;
(b) a duly executed Bill of Sale substantially in the form of Exhibit A hereto;
(c) a duly executed counterpart to the Assignment and Assumption Agreement substantially in the form of Exhibit B hereto;
(d) duly executed assignments of Sellers’ Marks and other Intellectual Property in form and substance reasonably acceptable to Purchaser;
(e) the stock certificates representing the Standard Casualty Shares and the Standard Insurance Shares, each with a duly executed stock power, in form and substance reasonably satisfactory to Purchaser, for the assignment and transfer of same to Purchaser;
(f) the stock certificate(s) representing all of the outstanding shares of Palm Harbor Ins. Agency of Texas;
(g) a receipt, in form and substance reasonably satisfactory to Purchaser, for the payment of the Purchase Price;
(h) a Tax clearance certificate (or equivalent document) from each state in respect of which any Transferred Subsidiary is liable for the payment of Taxes;
(i) the corporate minute books or equivalent record books (including all contents thereof) for each Transferred Subsidiary; and
(j) such other duly executed bills of sale, assignments and other instruments of assignment, transfer or conveyance, in form and substance reasonably satisfactory to Purchaser, as Purchaser may reasonably request or as may be otherwise necessary or desirable to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Transferred Assets to Purchaser and to put Purchaser in actual possession or control of the Transferred Assets.
1.9 Closing Deliveries by Purchaser. At the Closing, unless otherwise waived in writing by ParentCo, in addition to the Closing Payment to be made in accordance with Section 1.6, Purchaser shall deliver or cause to be delivered to ParentCo or the other applicable Persons specified herein:
(a) a duly executed Purchaser’s Certificate pursuant to Section 7.1;
(b) a duly executed counterpart to the Bill of Sale substantially in the form of Exhibit A hereto;

(c) a duly executed counterpart to the Assignment and Assumption Agreement substantially in the form of Exhibit B hereto; and
(d) such other duly executed documents and instruments, in form and substance reasonably satisfactory to ParentCo, as ParentCo may reasonably request or as may be otherwise necessary or desirable to evidence and effect the assumption by Purchaser of the Assumed Liabilities.
1.10 Assignment and Assumption of the Assumed Contracts. Without limiting Sections 1.1(a) and 1.3(a), (i) at the Closing, but effective as of the Effective Time, the applicable Seller(s) shall assume pursuant to section 365(a) of the Bankruptcy Code and concurrently assign to Purchaser pursuant to sections 363(b), (f) and (m) and section 365(f) of the Bankruptcy Code each of the Assumed Contracts that may be assumed pursuant to the Sale Approval Order, and (ii) to the extent contemplated in Section 1.3(a) (and subject to Section 1.5(a)), Purchaser shall assume and thereafter in due course pay, discharge, perform and satisfy in accordance with their respective terms all of the obligations under such Assumed Contracts pursuant to section 365 of the Bankruptcy Code from and after the Closing, and shall pay the Cure Costs so that all applicable Assumed Contracts may be assigned to Purchaser pursuant to section 365 of the Bankruptcy Code.
1.11 Base Price Adjustment. The adjustment to the Base Price with respect to the valuation of the Inventory and the Accounts Receivable of Sellers and any Unauthorized Indebtedness shall be determined in accordance with the following provisions:
(a) At least five (5) Business Days prior to the Closing Date, ParentCo shall deliver to Purchaser a report setting forth (i) a good faith estimate as of the Effective Time of the Inventory and the Accounts Receivable of Sellers and any Unauthorized Indebtedness, based on current information then reasonably available to Sellers and broken down on a line-item basis, together with reasonable documentation in support of such estimate (including at a minimum a complete aging report of all Accounts Receivable of Sellers and a report of all Inventory, with such Accounts Receivable and Inventory reports being the most recently available accounts receivable report and inventory report before such date of delivery by ParentCo) and, based thereon, any downwards adjustment to be made to the Base Price for purposes of determining the Closing Payment as contemplated by Section 1.6 (the “Initial Price Adjustment”). The Initial Price Adjustment (or ParentCo’s determination that no Initial Price Adjustment is required) shall be subject to the review and approval of Purchaser upon receipt, acting reasonably and in good faith (which approval shall be for Closing purposes only and shall not constitute Purchaser’s acceptance of the Initial Price Adjustment (or ParentCo’s determination that no Initial Price Adjustment is required) as definitive), and Purchaser shall have two (2) Business Days to submit to ParentCo any objection to the Initial Price Adjustment (or ParentCo’s determination that no Initial Price Adjustment is required), provided that such objection must be submitted in writing setting forth in reasonable detail Purchaser’s objection; and provided further that such objection may only be based on (i) the failure of ParentCo to provide adequate back-up information or documentation for the Initial Price Adjustment, (ii) a deviation from available financial information on which the Initial Price Adjustment is to be based, (iii) the failure of the Initial Price Adjustment to be calculated in accordance with the requirements of this Agreement, (iv) the failure of the Initial Price Adjustment to be calculated in accordance with GAAP (except as such failure is expressly permitted or required pursuant to this Agreement), or (v) calculation error. During such two (2)-day period, ParentCo shall provide Purchaser and its Representatives with access to the relevant books, records and personnel of Sellers and the Transferred Subsidiaries reasonably requested by Purchaser to assist Purchaser in its review of the Initial Price Adjustment.

(b) Within ninety (90) days after the Closing Date, Purchaser shall deliver to ParentCo a report showing (i) Purchaser’s determination, as of the Effective Time, of the Inventory and Accounts Receivable of Sellers and any Unauthorized Indebtedness existing as of the Effective Time, which report shall be in reasonable detail and broken down on a line-item basis, together with reasonable documentation in support of such determination (including at a minimum a complete aging report of all Accounts Receivable of Sellers and a report of all Inventory, with such Accounts Receivable and Inventory reports having been prepared as of the Effective Time) and, based thereon, any downwards adjustment to be made to the Base Price for purposes of determining the Purchase Price (the “Post-Closing Price Adjustment”). ParentCo shall have ten (10) days after its receipt of the Post-Closing Price Adjustment to give written notice (an “Objection Notice”) to Purchaser of any objection to the Post-Closing Price Adjustment. Any Objection Notice must specify in reasonable detail the objections of ParentCo and may only be based on (i) the failure of Purchaser to provide adequate back-up information or documentation for the Post-Closing Price Adjustment, (ii) a deviation from available financial information on which the Post-Closing Price Adjustment is to be based, (iii) the failure of the Post-Closing Price Adjustment to be calculated in accordance with the requirements of this Agreement, (iv) the failure of the Post-Closing Price Adjustment to be calculated in accordance with GAAP (except as such failure is expressly permitted or required pursuant to this Agreement), or (v) calculation error. During such ten (10)-day period, Purchaser shall provide ParentCo and its Representatives with access to the relevant books, records and personnel of Purchaser reasonably requested by ParentCo to assist ParentCo in its review of the Post-Closing Price Adjustment.
(c) If, within the ten (10)-day period referred to in Section 1.11(b), an Objection Notice that meets the requirements of Section 1.11(b) is delivered by ParentCo to Purchaser, Representatives of ParentCo and Purchaser shall confer in good faith for up to ten (10) days after the date of Purchaser’s receipt of the Objection Notice to resolve the objections raised by ParentCo. If such Representatives are unable to resolve all such objections within such period, then at any time thereafter, ParentCo or Purchaser may require that the objection raised by ParentCo be immediately submitted to the Bankruptcy Court for resolution, whereupon the parties shall cooperate reasonably and in good faith to establish fast-track procedures for presenting their respective positions to the Bankruptcy Court. Any determination of the Bankruptcy Court with respect to the matters that are the subject of ParentCo’s objection shall be final, binding and conclusive on the parties hereto.

(d) Upon the first to occur of, (i) the written agreement between ParentCo and Purchaser as to the Post-Closing Price Adjustment, including any amendment to be made thereto, (ii) the passage of the thirty (30)-day (or more, if mutually agreed upon by ParentCo and Purchaser) period after ParentCo has received the Post-Closing Price Adjustment without ParentCo’s delivery of an Objection Notice (in which case ParentCo shall be deemed to have accepted and agreed to the Post-Closing Price Adjustment), or (iii) the determination of the Bankruptcy Court of all matters that are the subject of an Objection Notice, the final adjustment to be made to the Base Price based on the value, as of the Effective Time, of the Inventory and Accounts Receivable of Sellers and any Unauthorized Indebtedness, as finally determined pursuant to one or more of the foregoing (the “Final Price Adjustment”) shall be final, binding and conclusive on the parties hereto.
(e) If the amount of the Final Price Adjustment is less than the amount of the Initial Price Adjustment, then, within five (5) Business Days after the determination of the Final Price Adjustment Amount, Purchaser shall pay to ParentCo, on behalf of Sellers, the amount of such excess by wire transfer of immediately available funds to the bank account referred to in Section 1.6(b); provided, however, that in no event shall Purchaser be required to pay more than the Base Price as the total Purchase Price due to Sellers. If the amount of the Final Price Adjustment Amount exceeds the amount of the Initial Price Adjustment, then, within five (5) Business Days after the determination of the Final Price Adjustment, ParentCo, on behalf of Sellers, shall refund to Purchaser the amount of such shortfall by wire transfer of immediately available funds to a bank account specified by Purchaser in writing to ParentCo.
1.12 Valuation and Treatment of Uncollectable Accounts Receivable.
(a) For purposes of calculating the Initial Price Adjustment, the Post-Closing Price Adjustment and the Final Price Adjustment, and any adjustment to the Base Price as contemplated in Section 1.11, the Accounts Receivable of Sellers shall be valued by the parties in the following manner:
(i) subject to Section 1.12(a)(ii), one hundred percent (100%) of the amount of any Account Receivable shall be counted if, as of the Effective Time, such Account Receivable is aged ninety (90) or less days from the earlier of (A) the date of issuance of the statement or invoice therefor or (B) the date on which such Account Receivable first became payable; and
(ii) no value shall be given to any Account Receivable that, as of the Effective Time, is aged more than ninety (90) days from the earlier of (A) the date of issuance of the statement or invoice therefor or (B) the date on which such Account Receivable first became payable, or any Account Receivable that is owing by an account debtor that is bankrupt, in receivership or insolvent or has ceased to conduct business or is disputing such Account Receivable.
(b) If, within thirty (30) days after the Closing Date, Purchaser has been unable to collect any Seller Account Receivable (or portion thereof) referred to in Section 1.12(a)(i), Purchaser may, prior to or concurrently with its delivery to ParentCo of the Post-Closing Price Adjustment, assign such uncollected Account Receivable (or portion thereof) back to the applicable Seller. The stated amount of any such uncollectible Account Receivable, to the extent included in the calculation of the Initial Price Adjustment, shall not be counted in the current assets included in the calculation of the Post-Closing Price Adjustment and the Final Price Adjustment.

1.13 Allocation of Proceeds. Purchaser shall within one hundred twenty (120) days after the Closing Date prepare and deliver to ParentCo a schedule reasonably allocating the Purchase Price among the Transferred Assets in accordance with Section 1060 of the Tax Code (such schedule, the “Allocation”). Purchaser shall permit ParentCo to review and provide comments on the Allocation and shall consult with ParentCo with respect to any such comments. However, the Allocation shall be finally determined in Purchaser’s sole discretion. Purchaser and Sellers shall report and file all Tax Returns (including amended Tax Returns and claims for refund) in all respects and for all purposes in a manner consistent with the Allocation. Neither Purchaser nor Sellers shall take any position contrary thereto or inconsistent therewith (including in any audits or examinations by any Governmental Body or any other proceeding) unless otherwise required by applicable law; provided, however, that (i) each party to this Agreement shall notify the other parties in the event that any Governmental Body takes or proposes to take a position for Tax purposes that is inconsistent with such Allocation and (ii) ParentCo and its Affiliates shall not be bound by the Allocation for purposes of allocating the Purchase Price in connection with proceeds of the sale of the Transferred Assets and any claims related thereto under the Bankruptcy Case. Purchaser and Sellers shall cooperate in the filing of any forms (including Form 8594 under Section 1060 of the Tax Code) with respect to the Allocation.
ARTICLE II
CONVEYANCE OF OWNED REAL PROPERTY
In addition to the Closing procedures and documentation referred to in Sections 1.7 through 1.10, the following procedures and requirements set forth in this Section 2 shall apply to Sellers’ conveyance of the Owned Real Properties to Purchaser on the Closing Date.
2.1 Real Property Escrow. Immediately after the Bankruptcy Court’s entry of the Sale Approval Order as a Final Order, or at such earlier time as ParentCo and Purchaser may agree, Sellers and Purchaser shall establish an escrow (the “Real Property Escrow”) for the sale and purchase of the Owned Real Properties pursuant to this Agreement with the Title Company. The provisions of this Article II shall constitute escrow instructions to the Title Company, and a copy of this Agreement shall be deposited with the Title Company for such purpose.
2.2 Real Property Escrow Opening and Closing Dates. The Real Property Escrow shall be deemed open on the date on which a fully executed original copy of this Agreement shall have been delivered to the Title Company. The Closing of the sale and purchase of the Owned Real Properties and the Real Property Escrow shall occur on the Closing Date and following the delivery to the Title Company of a copy of the Sale Approval Order as a Final Order. At the Closing, the applicable Sellers shall transfer fee title to, and possession and control of, the Owned Real Properties to Purchaser, or its specified designee(s), free and clear of all Encumbrances, other than Permitted Encumbrances.

2.3 Seller’s Real Property Transfer Documents. Subject to the Sale Approval Order becoming a Final Order, on or before the Closing Date, Sellers shall deposit into the Real Property Escrow for delivery to Purchaser at the Closing the following documents and instruments, each of which shall have been duly executed and, where appropriate, acknowledged:
(a) an individual closing statement for each Owned Real Property, prepared by the Title Company and approved by the parties hereto (collectively, the “Closing Statements”);
(b) a bargain and sale deed for Owned Real Property in Oregon, and special warranty deeds (or state law equivalent) for each other Owned Real Property (collectively, the “Deeds”) in form and substance satisfactory to Purchaser (acting reasonably) for conveyance by the applicable Seller to Purchaser of such Owned Real Property;
(c) to the extent reasonably necessary or required by the Title Company to effectuate the conveyance of the Owned Real Property to Purchaser, a Tax certificate with respect to each Owned Real Property obtained by the Title Company;
(d) to the extent reasonably necessary or required by the Title Company to effectuate the conveyance of any Owned Real Property to Purchaser, change of ownership certificates for such Owned Real Property, as required by applicable Law;
(e) a non-foreign certification or affidavit from each applicable Seller, if and as required by applicable Law, in form and substance satisfactory to Purchaser (acting reasonably); and
(f) such other documents and instruments as may be necessary or appropriate for the applicable Sellers to transfer and convey the Owned Real Properties to Purchaser in accordance with the terms of this Agreement.
2.4 Purchaser’s Real Property Transfer Documents. Subject to the Sale Approval Order becoming a Final Order, on or before the Closing Date, Purchaser shall deposit into the Real Property Escrow for delivery to the applicable Sellers at Closing the following documents and instruments, each of which shall have been duly executed and, where appropriate, acknowledged:
(a) the Closing Statements;
(b) an affidavit of value for each Owned Real Property, as required by applicable Law; and
(c) such other documents and instruments as may be necessary or appropriate for the applicable Sellers to transfer and convey the Owned Real Properties to Purchaser in accordance with the terms of this Agreement.
2.5 Recording of Title. At the Closing, the Title Company shall, and Sellers shall cause the Title Company to, record or file, as applicable, the Special Warranty Deeds in the office of the County Clerk or other applicable Governmental Body for each Owned Real Property.

2.6 Title Commitments and Surveys. At least ten (10) days prior to the scheduled Closing Date, ParentCo shall, at Sellers’ sole cost and expense, for each individual Owned Real Property listed on Schedule 2.6, cause to be delivered to Purchaser a commitment for a policy of title insurance (each a “Title Commitment” and collectively, the “Title Commitments”), together with copies of all documents identified in such Title Commitment, issued by the Title Company. Purchaser shall also have the option of ordering a survey (each a “Survey” and collectively, the “Surveys”) to be performed at each Owned Real Property listed on Schedule 2.6. If any such Title Commitment or Survey shows any Encumbrances on any such Owned Real Property, other than Permitted Encumbrances, Sellers shall be obligated to cure and or remove of record such Encumbrances at or prior to the Closing so that Purchaser shall be able to obtain a policy of title insurance from the Title Company at the Closing insuring title to such Owned Real Property in the condition required hereunder. In the event that the Title Commitment or Survey for any such Owned Real Property reveals any Encumbrance that is not a Permitted Encumbrance, and it becomes apparent that Sellers cannot or shall not cure or remove of record such Encumbrance at or prior to Closing, Purchaser shall have the option to elect to consummate the transactions contemplated hereby with a downward adjustment to the Purchase Price in an amount necessary to cure or remove such Encumbrance at the Closing.
2.7 Title Policies. At the Closing, Sellers shall deliver to Purchaser an owner’s ALTA policy (or applicable state required form) of extended title insurance issued by the Title Company (or the unconditional commitment of the Title Company to issue such policy) for each Owned Real Property listed on Schedule 2.6 (i.e., one such policy for each such Owned Real Property) effective as of the Closing Date (collectively, the “Title Policies”), with each Title Policy being in the amount specified on Schedule 2.7. The Title Policies shall insure Purchaser that fee simple interest in and to such Owned Real Properties is vested in Purchaser, subject only to the printed terms and provisions of such Title Policies (as such terms and provisions may be modified by endorsements purchased by Purchaser), the Permitted Encumbrances expressly set forth on the final commitments for issuance of the Title Policies and any other matters approved in writing by Purchaser. Sellers shall pay the portion of the premium for each Title Policy that would be equal to a standard owner’s policy of title insurance on each such Owned Real Property covered by such Title Policy in the same face amount, and Purchaser shall pay any additional premium for the extended coverage and for any endorsement on such Title Policy requested by Purchaser. Purchaser shall be solely responsible for satisfying, at its cost, any requirement of the Title Company for any Title Policy endorsement requested by Purchaser.
2.8 Real Property Escrow Cancellation Charges. If the Closing does not occur because of the termination of this Agreement by Sellers (or any of them) pursuant to Section 8.1(c) or (e), Purchaser shall be liable for all customary Real Property Escrow cancellation charges. If the Closing does not occur because of the termination of this Agreement by Purchaser pursuant to Section 8.1(c) or (e), ParentCo shall be liable for all customary Real Property Escrow cancellation charges. If the Close of Escrow does not occur for any other reason, ParentCo and Purchaser shall each be liable for one-half (1/2) of all customary Real Property Escrow cancellation charges.
2.9 Closing Costs and Recording Fees. Upon the Closing, each of ParentCo and Purchaser agrees to pay one-half (1/2) of all Real Property Escrow charges and recording fees, other than with respect to the Title Policies, which shall be paid for as described in Section 2.7. On or before the Closing Date, each of ParentCo and Purchaser shall deposit with the Title Company cash in an amount sufficient to pay each such party’s share of Title Policy premiums and other Real Property Escrow-related costs; provided, however that ParentCo may instruct Purchaser to pay ParentCo’s share of such costs and deduct the same amount from the Closing Payment.

2.10 Apportionments for Real Properties. The following apportionments shall be made between Sellers and Purchaser as of the Effective Time (the “Closing Apportionments”) based on the latest available information, and the amounts derived therefrom shall be (as applicable) added to or deducted from the Closing Payment in accordance with Section 1.6:
(a) Taxes and Assessments. Real estate Taxes, ad valorem Taxes, personal property Taxes, transaction privilege Taxes, and other similar Taxes related to the ownership and/or operation of each Owned Real Property shall be prorated between the applicable Seller or Transferred Subsidiary and Purchaser and set forth on (i) the Closing Statement applicable to such Owned Real Property, if owned by a Seller or (ii) for any Owned Real Property owned by a Transferred Subsidiary or any Leased Real Property in respect of which the Real Property Lease is included in the Assumed Contracts (each, an “Acquired Leased Real Property”), a written statement agreed to by ParentCo and Purchaser. Sellers shall be responsible for all Taxes attributable to the Owned Real Properties and Acquired Leased Real Properties through and including the Closing Date and Purchaser shall be responsible for such Taxes attributable to the Owned Real Properties and Acquired Leased Real Properties beginning the first day after the Closing Date. If any current assessments, statements or other necessary information on any such amounts are not available before the Closing Date, Sellers and Purchaser shall agree upon reasonable estimates of such amounts based on prior amounts assessed against or paid by the applicable Sellers.
(b) Utilities. Purchaser and Sellers agree to use their respective reasonable efforts to arrange, before the Closing Date, for separate billing to the applicable Sellers of all charges attributable to the period up to and including the Closing Date for electricity, water, gas and any other utilities servicing the Owned Real Properties and Acquired Leased Real Properties, and for separate billing to Purchaser for all such charges attributable to the period beginning on the day after the Closing Date. If any such separate billing cannot be arranged by the Closing Date, such charges shall be equitably prorated on the basis of the most recent ascertainable invoices or statements for such services. With respect to any utilities in place and servicing the Owned Real Properties and Acquired Leased Real Properties as of the Closing Date, Sellers shall endeavor to have the respective utility providers read the meters for the utilities such that the prorations can be made based on such final meter readings. If such meter readings cannot be obtained in such manner, charges for utilities shall be prorated by good faith estimation as of the Closing Date based on the per diem rate obtained by using the last available billing period and associated bills for such utilities. Once all applicable utility billings have been delivered after the Closing Date and an accurate proration of utility charges can be determined therefrom, the net amount payable to Sellers or Purchaser (as applicable) after combining such prorations shall be paid concurrently with the payment due under Section 1.11(e) after determining the Final Price Adjustment.

(c) Form 1099-B. If applicable to the sale and purchase of the Owned Real Properties as contemplated herein, the Title Company is hereby authorized and instructed to file as the “Reporting Person” Internal Revenue Service Form 1099-B, Proceeds from Real Estate, Broker, and Barter Exchange Transactions, as required by § 6045(d) of the Tax Code.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS
In order to induce Purchaser to enter into this Agreement and consummate the transactions contemplated hereby, Sellers hereby jointly and severally represent and warrant to Purchaser as follows:
3.1 Due Incorporation and Authority. Each Seller is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the state of its organization and has all necessary corporate, limited liability company or limited partnership power and authority to own, lease and operate its assets and to carry on the Home Business, the Insurance Business or the Finance Business (as applicable), as it is now being conducted. Subject to the entry of the Sale Approval Order, (i) each Seller has all requisite corporate, limited liability company or limited partnership power and authority to enter into this Agreement, carry out its obligations hereunder and consummate the transactions contemplated hereby and (ii) the execution and delivery by such Seller of this Agreement, the performance by such Seller of its respective obligations hereunder and the consummation by such Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate, limited liability company or limited partnership action on the part of such Seller. This Agreement has been duly executed and delivered by each Seller, and, upon entry of the Sale Approval Order and the Sale Approval Order becoming a Final Order (assuming the due authorization, execution and delivery hereof by Purchaser and satisfaction of all conditions to the Closing), this Agreement shall constitute the legal, valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors rights generally or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).
3.2 No Conflicts. Except as a result of the Bankruptcy Case, and subject to the entry of the Sale Approval Order and the Sale Approval Order becoming a Final Order, the execution and delivery by Sellers of this Agreement, the consummation of the transactions contemplated hereby, and the performance by Sellers of this Agreement in accordance with its terms shall not:
(a) violate the certificate of incorporation or by-laws or comparable organizational instruments of any Seller or Transferred Subsidiary or contravene any resolution adopted by the directors, managers, shareholders, members or partners of any Seller or Transferred Subsidiary;
(b) to the Knowledge of Sellers, violate any Law to which any Seller, any Transferred Subsidiary, any part of the Business, any of the Transferred Assets, or any of the Transferred Subsidiaries’ assets is bound or subject;

(c) result in the imposition or creation of any Encumbrance (other than a Permitted Encumbrance) on any of the Transferred Assets or any of the assets of any Transferred Subsidiary; or
(d) violate, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person (including any Governmental Body) pursuant to, any Assumed Contract, Contract referred to in Section 1.1(h), Purchase Order included in the Transferred Assets, Transferred Permit, any Contract to which any Transferred Subsidiary is a party or by which it is bound, or any Permit held by a Transferred Subsidiary, except for (i) consents, approvals or authorizations of, or declarations or filings with, the Bankruptcy Court, (ii) required approvals from insurance regulatory authorities, and (iii) required approvals from finance regulatory authorities.
3.3 Organizational Documents; Meeting Minutes. Sellers have delivered to Purchaser prior to the date hereof true, accurate and complete copies of the certificate of incorporation and bylaws, or comparable organizational instruments, of Sellers and the Transferred Subsidiaries as in effect on the date hereof. Sellers have made available to Purchaser prior to the date hereof copies of all minutes of meetings of directors, shareholders, members, managers and partners (as applicable) of the Transferred Subsidiaries, including any actions undertaken or approved by written consent in lieu of any meeting of such Persons.
3.4 Capitalization of Transferred Subsidiaries.
(a) Schedule 3.4(a) sets forth for each Transferred Subsidiary (i) its authorized capital, (ii) the number of its shares of capital stock, limited liability company interests, general partner interests and/or limited partner interests, as applicable, that are issued and outstanding, and (iii) the record and beneficial owner(s) of such outstanding shares of capital stock, limited liability company interests, general partner interests and/or limited partner interests. All of such issued and outstanding shares of capital stock, limited liability company interests, general partner interests and limited partner interests (i) have been issued in compliance with all applicable Laws and the organizational instruments of the Transferred Subsidiaries, (ii) are fully-paid and non-assessable, (iii) are of amounts equal to or exceeding the minimum amounts required under applicable Laws, and (iv) except as disclosed on Schedule 3.4(a), are held by their record owners free and clear of any Encumbrance, other than Permitted Encumbrances.
(b) There are no options, rights, warrants, notes, calls or other outstanding securities convertible into or exercisable or exchangeable for shares of capital stock, limited liability company interests, general partner interests, limited partner interests or any other equity interest in any Transferred Subsidiary, nor any outstanding subscriptions, options, rights, warrants, calls, rights of first refusal or offer, or other agreements or commitments (contingent or otherwise) obligating any Transferred Subsidiary to issue or transfer from treasury any shares of its capital stock, limited liability company interests, general partner interests, limited partner interests or other equity interests, or to issue, grant or sell other securities convertible into or exchangeable for shares of capital stock, limited liability company interests, general partner interests, limited partner interests or any other equity interests. There are no subscriptions, options, warrants, calls, rights, commitments or agreements of any character to which any Seller or Transferred Subsidiary is a party or by which it is bound obligating or permitting any Transferred Subsidiary to purchase or otherwise acquire the securities of any other Person.

(c) Except for Purchaser’s rights as provided in this Agreement, and except for the Virgo Security Interest and the security interest granted under the Textron Facility, no Person has any right (including any preemptive right, right of first offer or right of first refusal) to acquire any interest in any of the outstanding shares of capital stock, limited liability company interests, general partner interests or limited partner interests in any Transferred Subsidiary. The transactions contemplated hereby shall vest in Purchaser at the Closing all legal and beneficial right, title and interest in and to the Standard Casualty Shares, the Standard Insurance Shares and the CountryPlace Shares free and clear of any Encumbrance other than the Virgo Security Interest, and other than any security interest granted or agreed to in writing by Purchaser or an Affiliate thereof.
(d) All certificates or other documents evidencing ownership of the CountryPlace Shares and the other stock or equity interests in the other Finance Subsidiaries have been delivered by ParentCo to, and to the Knowledge of Sellers, are in the possession of, Virgo Service Company LLC for purposes of perfection of the Virgo Security Interest in the CountryPlace Shares and such other stock and equity interests.
3.5 Transferred Subsidiary Financial Statements. To the extent prepared and maintained by ParentCo or any of the Transferred Subsidiaries (separate from ParentCo’s consolidated financial statements), Sellers have provided to Purchaser the following financial statements with respect to the Transferred Subsidiaries: (i) annual statements filed with insurance regulatory authorities for the fiscal years ended March 31, 2008, 2009 and 2010, annual reports filed with finance regulatory authorities for the fiscal years ended March 31, 2008, 2009 and 2010, and audited balance sheets and related statements of operations, stockholders’ equity, and cash flows as of and for the fiscal years ended March 31, 2008, 2009 and 2010; (ii) unaudited balance sheets and related statements of operations, stockholders’ equity, and cash flow as of and for the three (3) and six (6)-month periods ended September 30, 2010, and (iii) unaudited balance sheets and related statements of operations, stockholders’ equity, and cash flow as of and for the month ended October 31, 2010 (the “Most Recent Financial Statements”). All of such financial statements (including the notes thereto) have been prepared in accordance with statutory accounting requirements or GAAP, as applicable, throughout the periods covered thereby and present fairly, in all material respects, the respective financial positions of the Transferred Subsidiaries as of such dates and the respective results of operations of the Transferred Subsidiaries for such periods; provided, however, that the financial statements referred to in clauses (ii) and (iii) above are subject to normal year-end adjustments, required schedules and lack footnotes and other presentation items required by statutory accounting requirements or GAAP, as applicable.
3.6 Transferred Subsidiary Undisclosed Liabilities; Guaranties. No Transferred Subsidiary has any Liabilities other than those that (i) are reflected or reserved against in the Most Recent Financial Statements or otherwise set forth in this Agreement (including any Schedule hereto); (ii) have been incurred in the Ordinary Course of Business; (iii) are permitted or contemplated by this Agreement; or (iv) shall have been discharged or paid off as of the date immediately preceding the Closing Date. Except as disclosed on Schedule 3.6, no Transferred Subsidiary is a guarantor or otherwise responsible, whether as a co-obligor or contingently, for any Liability (including Indebtedness) of any other Person (including any Seller or other Transferred Subsidiary).

3.7 Accounts Receivable. All Accounts Receivable of Sellers and the Transferred Subsidiaries are valid receivables arising in the Ordinary Course of Business. Except as set forth on Schedule 3.7, there is no contest, claim, defense or right of setoff with respect to such Accounts Receivable with any account debtor of an account or note receivable relating to the amount or validity of such account or note receivable, other than with respect to returns in the Ordinary Course of Business of Sellers or cancellations of insurance policies issued or sold by any of the Insurance Subsidiaries.
3.8 Compliance with Laws.
(a) The Business is and has been within the past five (5) years conducted in all material respects in compliance with all applicable Laws. Except for the Bankruptcy Case and other matters contained in the docket related thereto, within the past five (5) years, no Claim has been made in writing by any Governmental Body to any Seller or Transferred Subsidiary to the effect that the Business, any Transferred Asset or any Transferred Subsidiary has failed to comply in any material respect with any Law, except as has been resolved to the satisfaction of such Governmental Body.
(b) Sellers have made available for inspection by Purchaser (i) true, complete and correct copies of all annual reports, other periodic filings, material examination reports, correspondence, reports of investigations, inquiries and other similar materials relating to the Transferred Subsidiaries dating back to January 1, 2005 received by or submitted to any Governmental Body, including any insurance or finance regulatory authority. Except as described on Schedule 3.8, there are no examinations, audits, formal inquiries or, to the Knowledge of Sellers, investigations by any state insurance department examiner or any federal or state financial services regulatory examiner in progress with respect to any Transferred Subsidiary, nor, to the Knowledge of Sellers, is any such examination, audit, formal inquiry or investigation pending or scheduled, except as may result from Sellers’ commencement of the Bankruptcy Case.
(c) Except as described on Schedule 3.8, there are no Contracts (including settlement agreements), memoranda of understanding, commitment letters, commissioner’s orders, consent orders or similar undertakings in effect between any Insurance Subsidiary and any Governmental Body, other than any such agreement, understandings, commitments, undertakings or orders of general application to insurers engaged in the property and casualty insurance business, that (i) specifically limit in any material respect the ability of any Insurance Subsidiary to issue insurance policies under its existing Permits, (ii) impose any specific requirements on any Insurance Subsidiary in respect of risk-based capital requirements that materially increase or modify the risk-based capital requirements imposed under applicable insurance Laws, or (iii) specifically relate to the ability of any Insurance Subsidiary to pay dividends.

(d) To the Knowledge of Sellers, since January 1, 2005, each agent, broker or other representative of any Insurance Subsidiary that wrote or sold an insurance product for any Insurance Subsidiary (any of which, an “Insurance Representative”) was at the time such Insurance Representative wrote or sold such insurance product duly licensed and appointed as required by applicable insurance Law, in the particular jurisdiction in which such Insurance Representative wrote or sold insurance products. To the Knowledge of Sellers, no Insurance Representative has been since January 1, 2005, or is currently, in violation (or with or without notice or lapse of time or both, would be in violation) of any insurance Law applicable to the writing, sale or production of insurance products for any Insurance Subsidiary, except where such violations have not had and would not reasonably be expected to have a Material Adverse Effect. As of the date of this Agreement, no Insurance Representative individually accounting for five percent (5%) or more of the total gross premiums of the insurance business of the Insurance Subsidiaries for their last completed fiscal year has indicated in writing to any Insurance Subsidiary that such Insurance Representative shall be unable or unwilling to continue its relationship as a Producer with such Insurance Subsidiary within twelve (12) months after the date hereof.
3.9 Permits.
(a) Schedule 3.9(a) sets forth a list of all of Sellers’ and the Transferred Subsidiaries’ material licenses, franchises, permits, variances, exemptions, orders, approvals and authorizations of Governmental Bodies, including any applications therefor, that are used for the conduct of the Business (or any part thereof) as currently conducted (collectively, the “Permits”). Each Seller and Transferred Subsidiary is in compliance, in all material respects, with the terms of all material Permits held by it, and all such material Permits are valid and in full force and effect. For any Permit that would expire within ninety (90) days of the Closing Date, a renewal application has been prepared and filed with the applicable Governmental Body.
(b) No Transferred Subsidiary has transacted business in any jurisdiction requiring it to have a Permit to transact such business while it did not possess such Permit, except where the failure to have such Permit would not interfere with the ability of such Transferred Subsidiary to conduct its business as presently conducted. No Seller or Transferred Subsidiary is the subject of any pending or, to the Knowledge of Sellers, threatened action or proceeding for or contemplating the suspension, termination, modification, limitation, cancellation, revocation, nonrenewal or impairment of any of its Permits. Except for the filing of the Bankruptcy Case, Sellers have no Knowledge of any existing fact or circumstance that, individually or in the aggregate would be reasonably likely to result in the suspension, termination, modification, limitation, cancellation, revocation, nonrenewal or impairment of any Permit held by any of the Transferred Subsidiaries, and provided that all consents described on Schedule 3.9(b) have been obtained, no Permit held by any Transferred Subsidiary shall be suspended, terminated, modified, limited, cancelled, revoked, not renewed or impaired or become suspended, terminated, modified, limited, cancelled, revoked, not renewed or impaired, in whole or in part, as a result of the execution and delivery of this Agreement, the commencement of the Bankruptcy Case or the consummation of the transactions contemplated hereby.

3.10 Contracts.
(a) Schedule 3.10(a) contains an accurate and complete list, and Sellers have delivered or made available to Purchaser accurate and complete copies, of the following outstanding Contracts (including all amendments and supplements thereto) to which any Seller or Transferred Subsidiary is a party or by which any Seller or Transferred Subsidiary is bound:
(i) each Contract for the sale of goods or performance of services by any Seller or Transferred Subsidiary having (or expected to have) an actual or anticipated value to such Seller of at least $25,000 in any twelve (12)-month period, but excluding any Contract for the sale of individual manufactured or modular homes to non-commercial and non-Governmental Body end-use purchasers;
(ii) each Contract for the purchase of goods or services by any Seller or Transferred Subsidiary from any vendor or supplier of the Business having (or expected to have) an actual or anticipated cost to Sellers or the Transferred Subsidiaries (or any of them) of at least $25,000 in any twelve (12)-month period;
(iii) each real property lease, sublease, license or other agreement pursuant to which any Seller or Transferred Subsidiary grants to any other Person any right of possession or use of, or access to, any Real Property;
(iv) each equipment lease, lease-purchase agreement, installment sale contract or other similar contract or agreement relating to any Tangible Personal Property or any tangible personal property used by any Transferred Subsidiary;
(v) each Contract relating to capital expenditures on any Real Property or with respect to any other Transferred Asset or any asset of any Transferred Subsidiary under which any Seller or Transferred Subsidiary has warranty, service or other similar rights;
(vi) each Hedging Contract; and
(vii) each management, consulting, advertising, marketing, promotion, technical services, advisory or other Contract relating to the design, marketing, promotion, management or operation of the Business, or any part thereof, having (or expected to have) an actual or anticipated cost to any Seller or Transferred Subsidiary of at least $25,000 in any twelve (12)-month period.
(b) Schedule 3.10(b) contains an accurate and complete list, and Sellers have delivered or made available to Purchaser accurate and complete copies, of the following outstanding Contracts (including all amendments and supplements thereto) to which any Transferred Subsidiary is a party or by which any Transferred Subsidiary is bound:
(i) each Contract restricting in any manner any Transferred Subsidiary’s (i)  right to compete with any other Person, (ii) right to sell or purchase from any other Person or otherwise limiting the right of any Transferred Subsidiary to engage in any line of business in any jurisdiction, (iii) right to solicit any business, customer, or employee of another Person, other than non-disclosure or confidentiality agreements entered into in the ordinary course of business or (iv) restricting the right of any other Person to compete with any Transferred Subsidiary or to solicit any business, customer or employee of any Transferred Subsidiary, other than non-disclosure or confidentiality agreements entered into in the ordinary course of business.

(ii) each Contract containing any support, maintenance, service or other material obligation on the part of any Transferred Subsidiary involving annual revenues or cost to such Transferred Subsidiary in excess of $25,000 in any twelve (12)-month period;
(iii) each loan or credit agreement, pledge agreement, promissory note, security agreement, mortgage, debenture, indenture, letter of credit, line of credit whether revolving or otherwise, and guaranty;
(iv) each Contract containing guaranty, surety or indemnification obligations of any Transferred Subsidiary, including those related to any undertaking of financial support or contractual performance extended by any Transferred Subsidiary on behalf of or in support of any other Person (including any Affiliate);
(v) each Contract providing for the indemnification of any past or present employee, director, consultant or agent of any Transferred Subsidiary;
(vi) each Contract with any employee or director of any Transferred Subsidiary, other than offer letters specifying that employment is on an “at will” basis or otherwise at such Transferred Subsidiary’s discretion;
(vii) each partnership agreement, joint venture agreement, co-development agreement or other similar agreement involving a sharing of profits, losses, costs (excluding recovery of costs in the ordinary course of business) or Liabilities with any other Person;
(viii) each Contract to which any Governmental Body is a party or under which any Governmental Body has any rights or obligations;
(ix) each Contract providing for the servicing of loans, including any such Contract with the Federal National Mortgage Association (i.e., Fannie Mae), the Government National Mortgage Association (i.e., Ginnie Mae) or any other similar government sponsored entity;
(x) each Contract providing for reinsurance either by any Insurance Subsidiary or by any third party with respect to insurance policies issued or sold by any Insurance Subsidiary or for which any Insurance Subsidiary is liable for the payment of benefits (any of which, a “Reinsurance Contract”);
(xi) each brokerage, agency, managing general agent or other similar Contract for the marketing and sale of any Transferred Subsidiary’s products or services;
(xii) each other Contract that involves a payment to or from any Transferred Subsidiary in excess of $50,000 on its face in any individual case.

(c) Each Assumed Contract is valid and binding on, and enforceable against, the applicable Seller and, to the Knowledge of Sellers, the counterparties thereto, and is in full force and effect, other than exceptions that shall be remedied or otherwise accounted for pursuant to the Sale Approval Order. Each Contract to which any Transferred Subsidiary is a party or by which it is bound is valid and binding on, and enforceable against, the applicable Transferred Subsidiary and, to the Knowledge of Sellers, the counterparties thereto, and is in full force and effect. No Seller that is party to or bound by an Assumed Contract and no Transferred Subsidiary that is a party to any Contract is in material breach of, or default under, any such Assumed Contract or other Contract and, to the Knowledge of Sellers, there is no valid basis for any claim of material breach or default by any Seller under any such Assumed Contract or by any Transferred Subsidiary under any other Contract, except in the case of any Assumed Contract to the extent that any such breach, default or claim of breach or default is cured, remedied or otherwise accounted for pursuant to the Sale Approval Order.
3.11 Insurance Business.
(a) Since January 1, 2005, and except for benefits relating to claims incurred but not yet reported and reported claims being processed by the Insurance Subsidiaries as of the date hereof, all benefits due and payable under the insurance Contracts issued by any of the Insurance Subsidiaries have been paid in accordance, in all material respects, with the terms of the insurance Contracts under which they arose, except for such benefits for which an Insurance Subsidiary has reasonably determined, in the Ordinary Course of Business, that there is or was a reasonable basis to deny or contest payment.
(b) All policies, binders, slips, certificates and Contracts of insurance, in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary Contracts in connection therewith) that have been issued by any Insurance Subsidiary or for which any Insurance Subsidiary is liable for the payment of benefits, and any and all marketing materials, agent Contracts, broker Contracts or managing general agent Contracts are, to the extent required under applicable insurance Law, on forms approved by applicable insurance-related Governmental Bodies or which have been filed and not objected to by such insurance-related Governmental Bodies within the period provided for objection, and such forms comply in all material respects with the insurance Laws applicable thereto and, as to premium rates established by any Insurance Subsidiary which are required to be filed with or approved by insurance-related Governmental Bodies, such rates have been so filed or approved, the premiums charged conform thereto in all respects, and such premiums comply in all material respects with the insurance Laws applicable thereto. Sellers have provided or made available to Purchaser copies of all specimens (including specimen schedule pages) of all insurance policies and Contracts issued by any Insurance Subsidiary since January 1, 2005.
(c) The reserves carried by the Insurance Subsidiaries are in compliance in all material respects with the requirements for reserves established by the applicable Governmental Bodies in the jurisdictions in which the Insurance Subsidiaries conduct business, have been determined in all material respects in accordance with GAAP and statutory accounting standards (to the extent applicable) as in effect at applicable times, consistently applied, and have been computed on the basis of methodologies consistent in all material respects with those used in prior periods.

(d) Since January 1, 2005, none of the Insurance Subsidiaries has violated in any material respect its underwriting guidelines in effect from time to time in connection with its issuance of any insurance Contracts in any way that would adversely affect any Insurance Subsidiary’s rights under any Reinsurance Contract.
(e) Except as set forth on Schedule 3.11(e), there are no material accrued and unpaid or unreported Liabilities with respect to claims or assessments made against any Insurance Subsidiary by any insurance guaranty association or similar organization in connection with such association’s or organization’s insurance guaranty fund or similar program.
(f) There is no Contract or other arrangement in effect between any Insurance Subsidiary and any third party reinsurer under a Reinsurance Contract that would under any circumstances reduce, limit, mitigate or otherwise affect any actual or potential loss to any party under any such Reinsurance Contract, other than as may be expressly provided in such Reinsurance Contract. Neither Parent nor any Insurance Subsidiary has received any written notice to the effect that (i) the financial condition of any third party to any Reinsurance Contract is materially impaired with the result that a default thereunder may reasonably be anticipated or (ii) there is no dispute with respect to any material amount recoverable or payable by any Insurance Subsidiary pursuant to any Reinsurance Contract.
3.12 Real Property.
(a) Schedule 3.12(a) lists the street address (and references the legal description in the Title Commitments) of each parcel of real property owned by any Seller or Transferred Subsidiary (each, an “Owned Real Property” and collectively, the “Owned Real Properties”), but excluding any REO real property purchased by any Seller or Transferred Subsidiary from the Department of Housing and Urban Development or any lender and held for resale. Subject to the entry of the Sale Approval Order and the Sale Approval Order becoming a Final Order, at the Closing, the applicable Sellers shall have fee simple title to each Owned Real Property, which shall be transferred to Purchaser at the Closing free and clear of all Encumbrances, other than Permitted Encumbrances. The Owned Real Property owned by any Transferred Subsidiary is owned by such Transferred Subsidiary in fee simple, free and clear of any Encumbrance, other than Permitted Encumbrances.
(b) Schedule 3.12(b) lists (i) the street address of each parcel of real property or portion thereof leased (as lessee) by any Seller or any Transferred Subsidiary (each, a “Leased Real Property” and collectively, the “Leased Real Properties”, and together with the Owned Real Properties, the “Real Properties”), and (ii) a description (including document name, date, parties and any amendments) of each lease (each a “Real Property Lease”) in effect with respect to each Leased Real Property.
(c) Sellers have delivered to Purchaser complete and accurate copies of all Real Property Leases, including all addenda, amendments, extensions and supplements thereto and assignments thereof. No Seller or Transferred Subsidiary has entered into any written Contract, arrangement or understanding with any third party landlord that in any way alters or affects the express terms and conditions of any Real Property Lease. Each Real Property Lease is valid and binding on the applicable Seller or Transferred Subsidiary and, to the Knowledge of Sellers, the counterparties thereto, and is in full force and effect. No Seller or Transferred Subsidiary is in default under any Real Property Lease, other than a default that shall be remedied or otherwise accounted for pursuant to the Sale Approval Order, and to the Knowledge of Sellers, no other counterparty to any Real Property Lease is in default thereof.

(d) Sellers’ use of the Real Properties for the various purposes for which they are presently being used are permitted as of right under all applicable Laws (including zoning laws), except where any non-permitted use by any Seller would not interfere with such Seller’s conduct of its business on such Real Property as presently conducted.
(e) To the Knowledge of Sellers, (i) all of the Real Properties, including buildings, fixtures and other improvements thereon, are in good operating condition and repair, ordinary wear and tear excepted, and no Owned Real Property is in need of repair other than as part of routine maintenance in the ordinary course of business, and (ii) all buildings, structures, improvements and fixtures on each of the Real Properties are in compliance in all material respects with all applicable Laws, including Occupational Safety and Health Laws.
(f) Except as expressly provided in any Real Property Lease, in any public record or as set forth on Schedule 3.12(f), no Seller or Transferred Subsidiary has (i) leased, subleased, licensed or otherwise granted to any Person the current or future right to use or occupy any of the Real Properties or any portion thereof, (ii) granted to any Person any option, right of first refusal, offer, or other Contract or right to purchase, acquire, lease, sublease, assign or dispose of any interest in any of the Real Properties, or (iii) collaterally assigned or granted any other Encumbrance in or over any Real Property Lease or any interest therein.
(g) The Real Properties constitute all of the real property currently used by Seller and the Transferred Subsidiaries in the conduct of the Business.
(h) There does not exist any actual or, to the Knowledge of Sellers, overtly threatened or contemplated condemnation or eminent domain proceeding that affects or could be reasonably expected to affect any Real Property or any part thereof, and no Seller or Transferred Subsidiary has received any written notice of the intention of any Governmental Body to undertake any such proceeding with respect to any of the Real Properties, or any part thereof.
(i) Except as may arise as a result of the Bankruptcy Case, no Transferred Subsidiary has any ongoing dispute or disagreement with any landlord in respect of any obligation of such Transferred Subsidiary or such landlord under the terms of any Real Property Lease or under applicable Law with respect to any Leased Real Property.
(j) Except for the Real Properties of which the Transferred Subsidiaries are identified as owners or tenants on Schedule 3.12(a), no Transferred Subsidiary has owned, leased (as tenant), subleased (as subtenant) or occupied any other real property within the past five (5) years.

3.13 Environmental Matters. Except as disclosed on Schedule 3.13:
(a) Sellers and the Transferred Subsidiaries are currently, and since January 1, 2005 have been, in compliance in all material respects with all applicable Environmental Laws applicable to the Business, the Transferred Assets and the assets of the Transferred Subsidiaries. There are no Claims pursuant to any Environmental Law pending or, to the Knowledge of Sellers, threatened in writing against any Seller or Transferred Subsidiary in connection with the conduct or operation of the Business or the ownership or use of any of the Transferred Assets or any of the assets of the Transferred Subsidiaries. Within the past five (5) years, no Seller or Transferred Subsidiary has received any actual or threatened order, notice or other written communication from any Governmental Body or other Person of any actual or potential violation or failure of any Seller or Transferred Subsidiary to comply with any Environmental Law or of any actual or threatened obligation on the part of any Seller or Transferred Subsidiary to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any of the Real Properties, any other Transferred Asset or any asset of any of the Transferred Subsidiaries, except has been adequately resolved to the satisfaction of such Governmental Body or other Person.
(b) No Seller or Transferred Subsidiary is currently required to undertake any corrective or remedial obligation under any Environmental Law with respect to the Business, any of the Real Properties, any other Transferred Asset or any asset of any of the Transferred Subsidiaries.
(c) Sellers have made available to Purchaser all Phase I and Phase II, if any, environmental reports, other engineering reports and any other material documents in Sellers’ possession relating to any environmental or health or safety matters, relating to the Real Properties, any of the other Transferred Assets or any of the assets of the Transferred Subsidiaries. Except to the extent disclosed in such environmental and engineering reports, to the Knowledge of Sellers, there are no Hazardous Materials present on or in the Environment at any of the Real Properties, including any Hazardous Materials contained in barrels, aboveground or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of any of the Real Properties, or incorporated into any structure therein or thereon, except in material compliance with all applicable Environmental Laws.
(d) No Seller or Transferred Subsidiary has conducted or knowingly permitted any Hazardous Activity on or with respect to any of the Real Properties.
3.14 Intellectual Property.
(a) Schedule 3.14(a) contains a complete and accurate list of the following items of intellectual property of each Seller and Transferred Subsidiary: (i) all Patents; (ii) all Marks; (iii) all registered Copyrights; and (iv) all licenses and sublicenses held by any Seller or Transferred Subsidiary as licensee pertaining to Computer Software (excluding mass produced shrink wrap license agreements) or other Intellectual Property of any other Person, including in the case of such Patents, Marks and Registered Copyrights, details of registration and/or application filings with the United States Patent and Trademark Office or similar Governmental Bodies in other jurisdictions. No Seller or Transferred Subsidiary owns any proprietary Computer Software.

(b) Schedule 3.14(b) contains a complete and accurate list of all licenses, sublicenses or other arrangements (written or oral, formal or informal) pursuant to which any Seller or Transferred Subsidiary is currently granting any right of use of any Computer Software or other Intellectual Property to any Person, including any other Seller or Transferred Subsidiary, including in the case of any arrangement that is not documented under a written agreement, the specific terms of such arrangement.
(c) Except as disclosed on Schedule 3.14(c), to the Knowledge of Sellers, (i) no item of Intellectual Property used by any Seller or Transferred Subsidiary is currently being infringed or overtly challenged or threatened in any way, (ii) none of the products or services sold or trade secrets used by any Seller or Transferred Subsidiary infringes or has been alleged in any written notice to any Seller or Transferred Subsidiary to infringe any intellectual property right of any other Person, (iii) no Mark included in the Intellectual Property used by any Seller or Transferred Subsidiary has been or is now involved in any opposition, invalidation or cancellation Claim, and no such action is threatened with respect to any such Mark; and (iv) there is no potentially interfering trademark or trademark application of any other Person in use or pending.
(d) Each license, sublicense or other arrangement referred to in Sections 3.14(a) and (b) is valid and binding on, and enforceable against, the applicable Seller or Transferred Subsidiary and, to the Knowledge of Sellers, the counterparties thereto, and is in full force and effect. Except as disclosed on Schedule 3.14(d), no Seller or Transferred Subsidiary is in default of its obligations under any license, sublicense or other arrangement referred to in Section 3.14(a) or (b), except where such default is cured, remedied or otherwise accounted for pursuant to the Sale Approval Order.
3.15 Litigation and Other Claims. Except for the Bankruptcy Case and other matters on the docket related thereto (including information included in Sellers’ Schedules of Assets and Liabilities and Statements of Financial Affairs filed with the Bankruptcy Court), and except as otherwise disclosed on Schedule 3.15, (i) there are no material Claims (including with respect to product liability Claims) pending or, to the Knowledge of Sellers, threatened against any Seller or Transferred Subsidiary with respect to the Business (or any part thereof), any of the Real Properties, any of the other Transferred Assets or any of the Assumed Liabilities, and (ii) there are no Claims pending or, to the Knowledge of Sellers, threatened by or against any Seller or Transferred Subsidiary that challenge the validity of this Agreement or any of the transactions contemplated hereby or that, either individually or in the aggregate, would reasonably be expected to prevent or delay the consummation by Sellers of the transactions contemplated by this Agreement.
3.16 Condition of Tangible Personal Property. The Tangible Personal Property and the machinery, equipment, and other tangible assets owned or leased by the Transferred Subsidiaries and necessary to conduct the Business as it is being conducted on the date hereof are in good operating condition and repair, ordinary wear and tear excepted.

3.17 Title to Assets; Possession. Upon (i) the entry of the Sale Approval Order and the Sale Approval Order becoming a Final Order, and (ii) the receipt by Purchaser of all required approvals from insurance-related Governmental Bodies and finance-related Governmental Bodies applicable to the Transferred Subsidiaries, at the Closing, Sellers shall have good and marketable title to the Transferred Assets, which shall be transferred to Purchaser free and clear of all Encumbrances, other than Permitted Encumbrances. The Transferred Subsidiaries now have, and as of the time of Closing shall have, good and marketable title to all of their assets, free and clear of all Encumbrances, other than Permitted Encumbrances. Except for equipment leased (as lessee) by any Seller or Transferred Subsidiary under a Contract disclosed in this Agreement, no Seller or Transferred Subsidiary is in possession of any equipment or other tangible asset that is owned by another Person. Except as disclosed on Schedule 3.17, no asset of any Seller or Transferred Subsidiary having a value of more than $25,000 is in the possession or under the control of any other Person.
3.18 Sufficiency of Assets. Except for the Excluded Assets, the Transferred Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, used by Seller to operate the Home Business in the manner presently operated by Sellers.
3.19 Inventory. The Inventory substantially consists of, and as of the close of business on the day immediately preceding the Closing Date the Inventory shall substantially consist of, items which are, subject to inventory reserves set forth in Sellers’ (or their Affiliate’s consolidated) financial statements, of a quality and quantity usable and salable in the Ordinary Course of Business.
3.20 Employees.
(a) Sellers have provided to Purchaser a detailed list of all of their and the Transferred Subsidiaries’ employees, segregated by each Seller and Transferred Subsidiary, including the following information for each such employee: (i) name; (ii) part-time or full-time status; (iii) title and/or job description; (iv) employment commencement date; (v) annual base salary or hourly wage; (vi) available bonus or other contingent compensation; (vii) accrued and unused vacation days; (viii) accrued and unused sick days; and (ix) if on leave, the status of such leave (including reason for leave and expected return date).
(b) Except as set forth on Schedule 3.20(b), since January 1, 2008, with respect to the employees of Seller and the Transferred Subsidiaries, there has not been, there is not presently pending or existing, and, to the Knowledge of Sellers, there is not threatened in writing any material charge, grievance proceeding or other claim against or affecting any Seller (or any director, officer, manager or employee thereof) relating to the actual or alleged violation of any applicable Law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Body.
(c) To the Knowledge of Sellers, all employees of Seller and the Transferred Subsidiaries are legally qualified to work in the United States by virtue of being United States citizens, documented resident aliens (i.e., “green card” holders) or holders of validly issued employment visas or other applicable Permits. Except as set forth on Schedule 3.20(c), all employees of the Transferred Subsidiaries are employed on an “at-will” (or equivalent) basis such that their employment may be terminated at any time and for any reason (including no reason) without notice or compensation paid in lieu thereof.

(d) Schedule 3.20(d) sets forth, on a Person-by-Person basis, all severance compensation and benefits, retention bonus and similar payment obligations of any Transferred Subsidiary to any of its directors, employees, managers or other equivalent Persons whether under written Contract or otherwise.
(e) All salaries, wages, commissions and other compensation and benefits payable to the employees of each Transferred Subsidiary have been accrued and paid by the applicable Transferred Subsidiary when due for all periods through the date hereof, and shall have been accrued and paid by the applicable Transferred Subsidiary when due for all periods through the Closing Date, except for stub period payroll obligations resulting from the Closing Date occurring between normal paydays, which payroll obligations are or shall have been as of the Closing Date properly accounted for in the financial records of the Transferred Subsidiaries.
(f) No Seller or Transferred Subsidiary has been, nor is it now, a party to any collective bargaining agreement or other labor contract. Since January 1, 2008, there has not been, there is not presently pending or existing, and to the Knowledge of Sellers, there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving any Seller or Transferred Subsidiary. To the Knowledge of Sellers, there is no organizational activity or other labor dispute against or affecting any Seller or Transferred Subsidiary, and no application or petition for an election of or for certification of a collective bargaining agent is pending. There is not currently in effect any lock-out, relating to a labor dispute, by any Seller or Transferred Subsidiary of any employee (or group thereof), and no such action is contemplated by any Seller or Transferred Subsidiary.
3.21 Employee Benefits.
(a) Schedule 3.21(a) lists each Employee Benefit Plan that any Transferred Subsidiary maintains, to which it contributes, in which it participates or with respect to which it has any Liability. No Transferred Subsidiary nor any ERISA Affiliate has any commitment to establish or amend any new or existing Employee Benefit Plan or similar agreement for the benefit of employees of any Transferred Subsidiary or any ERISA Affiliate except as otherwise required by applicable Law or to conform with any such Employee Benefit Plan or similar agreement to any applicable Law. No Transferred Subsidiary nor any ERISA Affiliate has ever maintained, sponsored, participated in, or contributed to any Employee Pension Benefit Plan that is a “defined benefit plan” as defined in ERISA §3(35).
(b) Each Employee Benefit Plan of any Transferred Subsidiary (and each related trust, insurance contract, or fund) now and always has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA and the Tax Code. There are no pending or, to the Knowledge of Sellers, threatened audits, investigations or claims involving any Employee Benefit Plan by any Governmental Body or other Person, other than routine claims for benefits.
(c) All premiums or other payments that are due have been timely paid with respect to each Employee Benefit Plan of any Transferred Subsidiary that is an Employee Welfare Benefit Plan.

(d) Each Employee Benefit Plan of any Transferred Subsidiary that is intended to meet the requirements of a ‘‘qualified plan’’ under Tax Code §401(a) and each trust intended to meet the qualification requirements under Tax Code §501(a) has timely received a determination letter (or opinion letter in the case of a prototype plan) from the IRS to the effect that it meets the requirements of Tax Code §401(a), and no fact exists, including any amendment or failure to amend any Employee Benefit Plan, that could reasonably be expected to cause the IRS to revoke such favorable determination letter (or opinion letter).
(e) With respect to each Employee Benefit Plan of any Transferred Subsidiary, such Transferred Subsidiary has made available to Purchaser (i) a copy of each Employee Benefit Plan (including all amendments thereto), (ii) a copy of the annual report and actuarial report, if required under ERISA or the Tax Code, with respect to each Employee Benefit Plan for the last two (2) plan years ending prior to the date hereof, (iii) if the Employee Benefit Plan is funded through a trust or any third-party funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements with respect to the last reporting period ended immediately prior to the date thereof, (iv) a copy of the most recent “summary plan description”, together with each “summary of material modifications”, if required under ERISA, and (v) the most recent determination letter received from the IRS with respect to each Benefit Plan that is intended to be qualified under §401(a).
(f) No Transferred Subsidiary nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to any (i) Employee Benefit Plan which is subject to Title IV of ERISA or Tax Code §412; (ii) “multiemployer plan” as defined in ERISA or the Tax Code; (iii) “multiple employer plan” as defined in ERISA or the Tax Code; or (iv) a “funded welfare plan” within the meaning of Tax Code §419.
(g) Except as may be provided in any written employment Contract currently in effect between any Transferred Subsidiary and any employee or former employee, all of which agreements are set forth on Schedule 3.21(g), the consummation of the transactions contemplated hereby shall not (i) result in any payment becoming due, or increase the amount of compensation due, to any current or former employee or current or former director of any Transferred Subsidiary, (ii) increase any benefits payable under any Employee Benefit Plan, or (iii) accelerate the time of payment or vesting, or increase the amount of, or otherwise enhance, any benefit due to any current or former employee or current or former director of any Transferred Subsidiary. No such payment shall result in the loss by reason of Tax Code §280G, of any federal Income Tax deduction by any Transferred Subsidiary or Purchaser.
(h) No Employee Benefit Plan of any Transferred Subsidiary provides benefits, including death, medical or retiree welfare benefits (whether or not insured), with respect to current or former employees or current or former directors of any Transferred Subsidiary after retirement or other termination of service other than (i) coverage mandated by ERISA §§ 601-608 and Tax Code §4980B(f) or applicable state Laws, (ii) death benefits or retirement benefits under any Plan, (iii) benefits the full cost of which is borne by the current or former employee or current or former director (or his or her personal representatives or beneficiary), or (iv) severance or deferred compensation benefits properly accrued as Liabilities on the books of such Transferred Subsidiary or an ERISA Affiliate.

(i) No Transferred Subsidiary, and no Seller on behalf of any Transferred Subsidiary, has made any representation or communication, oral or written, with respect to the participation, eligibility for benefits, vesting, benefit accrual or coverage under any Employee Benefit Plan to any of its current or former employees or directors (or any of their respective personal representatives or beneficiaries) which is not in accordance with the terms and conditions of such Transferred Subsidiary’s Employee Benefit Plans.
(j) Each Transferred Subsidiary and ERISA Affiliate has complied in all material respects with the notice and continuation coverage requirements of Tax Code §4980B and the regulations thereunder with respect to each Employee Benefit Plan of any Transferred Subsidiary or any ERISA Affiliate that is, or was during any taxable year of any Transferred Subsidiary or any ERISA Affiliate for which the statute of limitations on the assessment of federal income Taxes remains open, by consent or otherwise, a group health plan within the meaning of Tax Code §5000(b)(1).
(k) None of the Employee Benefit Plans of any Transferred Subsidiary or any ERISA Affiliate, any trust created thereunder, any Transferred Subsidiary or any ERISA Affiliate, or any employee or director of any of the foregoing, nor, to the Knowledge of Sellers, any trustee, administrator or other fiduciary thereof, has engaged in a “prohibited transaction” (as such term is defined in Tax Code §4975 or §406 of ERISA). To the Knowledge of Sellers, no sponsor, trustee or administrator of any Employee Benefit Plan of any Transferred Subsidiary has engaged in a transaction or has taken or failed to take any action with respect to such Employee Benefit Plan that would be reasonably expected to subject any Transferred Subsidiary or an ERISA Affiliate to a civil penalty assessed pursuant to §502(i) of ERISA or a Tax imposed pursuant to Tax Code §4975 or 4980B.
(l) No severance agreement or arrangement currently in effect between any Transferred Subsidiary and any current or former employee or director (including the severance amounts payable thereunder) has been amended since the date of its execution by such Transferred Subsidiary and the applicable employee or director.
3.22 Tax Matters.
(a) Each Transferred Subsidiary has timely filed all Income Tax Returns and all other material Tax Returns that it was required to file. All such Tax Returns are true, correct and complete in all material respects, were prepared in substantial compliance with all applicable Laws and, as so filed, disclose all Taxes required to be paid for the periods covered thereby. All Taxes due and owing by any Transferred Subsidiary (whether or not shown on any Tax Return) have been paid when due, other than Taxes being contested in good faith and for which adequate reserves have been established in the Most Recent Financial Statements, and if not yet due, have been properly accrued or otherwise adequately reserved in such Transferred Subsidiary’s financial records (all of which have been made available to Purchaser) and shall be accrued on the books and records of such Transferred Subsidiary in accordance with past custom and practice through the Closing Date. Each Transferred Subsidiary has disclosed on each Tax Return filed by it all positions taken thereon that could give rise to a substantial understatement penalty of federal Income Taxes within the meaning of Tax Code §6662 or §6662A or any similar provision of any other Tax Law. No Transferred Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon any of the assets of any Transferred Subsidiary. Each Transferred Subsidiary has complied in all material respects with all Laws relating to the payment and withholding of Taxes (including Taxes required to be withheld, collected, deposited and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, member, partner or other third party), and all Forms W-2, 941 and 1099 and any other applicable forms required with respect thereto have been properly completed and timely filed.

(b) There is no pending or threatened material dispute or claim concerning any Tax Liability of any Transferred Subsidiary either (i) claimed or raised by any Governmental Body in writing or (ii) as to which Sellers have Knowledge; and no adjustment relating to any Tax Return of any Transferred Subsidiary or of any Seller with respect to matters pertaining to any Transferred Subsidiary has been proposed in writing which has not been paid, settled or otherwise resolved to the satisfaction of the applicable Governmental Body. No Transferred Subsidiary, and no Seller with respect to any Transferred Subsidiary, has received from any Governmental Body, informally or in writing, any (x) notice indicating an intent to open an audit or other review with respect to any Transferred Subsidiary, (y) request for information relating to Taxes of any Transferred Subsidiary, or (z) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed against any Transferred Subsidiary which in any such case is still outstanding or otherwise unresolved.
(c) Sellers have made available to Purchaser all federal, state, local, and foreign Tax Returns filed with respect to each Transferred Subsidiary for taxable periods ended on or after December 31 2005, indicates those Tax Returns that have been audited or otherwise subject to an action or proceeding, and indicates those Tax Returns that currently are the subject of audit, action or proceeding. No Seller or Transferred Subsidiary has waived any statute of limitations in respect of Taxes of any Transferred Subsidiary or agreed to any extension of time with respect to a Tax assessment or deficiency that remains outstanding.
(d) No Transferred Subsidiary is a party to any Contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the actual or deemed payment by such Transferred Subsidiary or Purchaser of any “excess parachute payment” within the meaning of Tax Code §280G (or any corresponding provision of state, local, or foreign Tax Law) or of any other payment that shall not be deductible under Tax Code §162(a), §162(m) or §404, or that could give rise to any amounts subject to excise Tax under Tax Code §4999, as those provisions are currently written. No Transferred Subsidiary has any obligation to pay compensation subject to Tax Code § 409A pursuant to a deferred compensation plan that does not comply with the requirements of Tax Code §409A. No Transferred Subsidiary has been a United States real property holding corporation within the meaning of Tax Code §897(c)(2) during the applicable period specified in Tax Code §897(c)(1)(A)(ii). No Transferred Subsidiary is a party to or bound by any Tax allocation or Tax sharing agreement that will remain in effect with respect to such Transferred Subsidiary after the Closing Date. No Transferred Subsidiary (i) has been a member of an affiliated group filing a consolidated federal Income Tax Return, other than the consolidated group the common parent of which was ParentCo, nor (ii) has any Liability for the Taxes of any Person (other than such Transferred Subsidiary) under Treasury Regulations §1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, by contract, or otherwise, except with respect to the consolidated group the common parent of which is ParentCo.

(e) No Transferred Subsidiary shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Tax Code §7121 (or any corresponding or similar provision or agreement of state, local, or foreign income Tax Law or with any Governmental Body) executed on or prior to the Closing Date, (iii) intercompany transactions or any excess loss account described in the Treasury Regulations under Tax Code §1502 (or any corresponding or similar provision of state, local, or foreign income Tax Law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date, or (vi) deferral of income pursuant to Tax Code §108(i).
(f) No income under any arrangement or understanding to which any Transferred Subsidiary is a party or by which it is bound shall be attributed to such Transferred Subsidiary which is not represented by income to which such Transferred Subsidiary is legally entitled.
(g) No Transferred Subsidiary has distributed stock or other equity ownership interests of another Person, or had its stock or other equity ownership interests distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Tax Code §355 or Tax Code §361.
(h) No Transferred Subsidiary is, nor has it been, a party to any “listed transaction”, as defined in Tax Code §6707A(c)(2) and Treasury Regulations §1.6011-4(b)(2), and no Transferred Subsidiary is, nor has it been, a party to any “reportable transaction” as defined in Tax Code §6707A(c)(1) and Treasury Regulations §1.6011-4(b).
(i) No Transferred Subsidiary has any election in effect under Tax Code §§ 108, 441, 472, 1017, 1033 or 4797 (or any similar provision of state, local or foreign Tax Law).
(j) Schedule 3.22(j) lists each jurisdiction in which any Transferred Subsidiary files any Tax Returns (with each such jurisdiction identified by the applicable Transferred Subsidiary). No written notice or inquiry has been received by any Transferred Subsidiary from any jurisdiction in which Tax Returns have not been filed by any Transferred Subsidiary to the effect that the filing of Tax Returns may be required. The Transferred Subsidiaries have no operations or permanent establishments outside the United States.
3.23 Affiliated Transactions. To the Knowledge of Sellers, except as set forth on Schedule 3.23, no Insider has any interest in the Transferred Assets or any of the assets or properties of any of the Transferred Subsidiaries or is a party to any Contract used in or related to the Business, or any part thereof. To the Knowledge of Sellers, no Insider has (i) any economic interest in any Person which engages in competition with any Seller or Transferred Subsidiary, or (ii) any economic interest in any Person that purchases from or sells or furnishes to any Seller or Transferred Subsidiary any services or products.

3.24 Product Liability; Product Warranties. Except as set forth on Schedule 3.24, to the Knowledge of Sellers, the products sold or manufactured by Sellers and the services provided by Sellers have complied with and are in compliance with, in all material respects, all applicable (i) Laws, (ii) industry and self-regulatory organization standards, (iii) contractual commitments, and (iv) express or implied warranties. Except as set forth on Schedule 3.24, Since January 1, 2005, no Seller has initiated or otherwise participated in any product recall or withdrawal with respect to any product produced, manufactured, marketed, distributed or sold in connection with the Business, whether voluntary or required by Law. To the Knowledge of Sellers, there are not, and there have not been, any defects or deficiencies in any of their products or services (including in the Inventory) that could reasonably be expected to give rise to or serve as a basis for any product recall or withdrawal by any Seller.
3.25 Insurance. Schedule 3.25 lists all insurance policies (including policies providing property, casualty, general liability, products liability, errors and omissions, workers’ compensation, key man or other life insurance, bond and surety arrangements and directors and officers’ liability) with respect to which any Seller or Transferred Subsidiary is covered as a named or additional insured, or for which it is responsible for paying all or any portion of the premiums thereof. With respect to each such insurance policy: (i) the policy is valid, enforceable, and in full force and effect in all material respects, and (ii) no Seller or Transferred Subsidiary is in material breach or default thereof (including with respect to the payment of premiums or the giving of notices). Schedule 3.25 describes any material self-insurance arrangements affecting Seller or any Transferred Subsidiary. Since January 1, 2005, no Seller or Transferred Subsidiary has received (i) any notice of refusal of insurance coverage that was applied for by or on behalf of any Transferred Subsidiary relating (in whole or in part) to any Transferred Subsidiary, its business or assets, (ii) any notice of rejection of a claim submitted by or on behalf of any Seller or Transferred Subsidiary to any of its insurers, or (iii) any notice of cancellation of any policy of insurance previously issued to or for the benefit of any Seller or Transferred Subsidiary. Schedule 3.25 also sets forth a complete summary description for all applicable periods dating back to January 1, 2005 of (a) the loss experience with respect to any Seller or Transferred Subsidiary under each such policy of insurance or any prior existing policy of insurance, including a statement describing each claim having a value in excess of $50,000, and (b) the loss experience with respect to any Seller or Transferred Subsidiary for all claims during such period that were self-insured by any Seller or Transferred Subsidiary, including the number and aggregate cost of such claims.
3.26 Absence of Certain Developments. Except as set forth on Schedule 3.26 and except as expressly contemplated by this Agreement, since March 31, 2010:
(a) no Seller or Transferred Subsidiary has suffered any theft, damage, destruction or casualty loss in excess of $100,000 to any property or asset, whether or not covered by insurance, or suffered any material damage to or destruction of its Books and Records;

(b) no Seller or Transferred Subsidiary has sold, leased, licensed, assigned or transferred to any Person any property or asset, except for sales of Inventory in the Ordinary Course of Business, or canceled without fair consideration any material debts or claims owing to or held by it, and no Seller or Transferred Subsidiary has committed to do any of the foregoing;
(c) there has been no change in reserve, underwriting or claims handling policies or procedures with respect to any of the Insurance Subsidiaries;
(d) no Insurance Subsidiary has effected or consented to a recapture under any Reinsurance Contract;
(e) no Transferred Subsidiary has implemented any employee layoff requiring notice under the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), or any similar state or local Law;
(f) no Seller or Transferred Subsidiary has declared, set aside or paid any dividend or other distribution of cash or other assets;
(g) no Seller or Transferred Subsidiary has repurchased, redeemed or otherwise acquired any of its outstanding stock or other equity interests;
(h) except to the extent necessary to comply with GAAP, no Seller or Transferred Subsidiary has made any material change in (i) any method of accounting or any of its accounting policies or practices, or (ii) any Tax reporting policies, principles, methods or periods;
(i) no Seller or Transferred Subsidiary has waived, compromised or cancelled any account, debt, right or claim having a value to any Seller or Transferred Subsidiary of more than $50,000, other than in the Ordinary Course of Business consistent with past practice;
(j) no Seller or Transferred Subsidiary has instituted, been named as a defendant in, or settled any material litigation;
(k) no Seller or Transferred Subsidiary has issued, created, incurred, assumed or guaranteed any Indebtedness, other than (i) the Virgo Indebtedness, (ii) Indebtedness arising under the Textron Facility, (iii) construction lending facilities entered into in the Ordinary Course of Business by CountryPlace Mortgage, Ltd. with third party lenders, and (iv) Indebtedness arising under the DIP Facility;
(l) the Transferred Subsidiaries have not made or undertaken any capital expenditure in excess of $100,000 individually or $300,000 in the aggregate; and
(m) no Seller or Transferred Subsidiary has entered into any Contract or made any binding commitment for any of the above-noted events to occur after the date of this Agreement.

3.27 Prohibited Payments. To the Knowledge of Sellers, no Transferred Subsidiary nor any of its directors, employees or agents, in each case, acting on behalf, for or associated with such Transferred Subsidiary, has directly or indirectly (i) made any contribution gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property, or services (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, (C) to obtain special concessions or for special concessions already obtained, for or in respect of such Transferred Subsidiary, or (D) in violation of any Law, or (ii) established or maintained any fund or asset that has not been recorded in the books and records of such Transferred Subsidiary.
3.28 Bank Accounts; Lock Boxes; Powers of Attorney. Sellers have delivered to Purchaser a complete and accurate list of all bank and other financial institution accounts and lock boxes maintained by any Transferred Subsidiary, each identified by name and address of the applicable bank or financial institution and account number, a list of Persons authorized to sign or transact business on behalf of each Transferred Subsidiary with respect to each such account or lock box and a list of Persons with authorized access to each such lock box. Schedule 3.28 sets forth a complete and accurate list of each Person who is currently the holder of a power of attorney given by any Transferred Subsidiary.
3.29 Brokers. Except for the fees payable by Sellers to Raymond James & Associates, Inc. (whose fees shall be payable solely by Sellers), Sellers have not paid or agreed to pay, or received any Claim with respect to, any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated hereby.
3.30 Disclaimer. THE REPRESENTATIONS AND WARRANTIES MADE BY SELLERS IN THIS AGREEMENT (INCLUDING THE DISCLOSURE SCHEDULES) AND IN ANY AGREEMENT, DOCUMENT OR INSTRUMENT TO BE EXECUTED AND DELIVERED BY SELLERS (OR ANY OF THEM) AT THE CLOSING ARE THE EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY SELLERS. SELLERS HEREBY DISCLAIM ANY OTHER EXPRESS OR IMPLIED REPRESENTATIONS AND WARRANTIES. SELLERS DO NOT MAKE, AND HEREBY DISCLAIM, ANY REPRESENTATIONS OR WARRANTIES REGARDING PRO-FORMA FINANCIAL INFORMATION, FINANCIAL PROJECTIONS OR OTHER FORWARD-LOOKING STATEMENTS OF THE BUSINESS, EXCEPT FOR ANY PRO-FORMA FINANCIAL STATEMENTS FILED WITH INSURANCE-RELATED GOVERNMENTAL BODIES OR FINANCE-RELATED GOVERNMENTAL BODIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT (INCLUDING THE DISCLOSURE SCHEDULES) OR IN ANY AGREEMENT, DOCUMENT OR INSTRUMENT TO BE EXECUTED AND DELIVERED BY THE SELLERS (OR ANY OF THEM) AT THE CLOSING, (A) SELLERS ARE SELLING THE TRANSFERRED ASSETS HEREUNDER ON AN “AS IS, WHERE IS, WITH ALL FAULTS” BASIS, AND (B) THE SELLERS MAKE NO REPRESENTATIONS OR EXPRESS OR IMPLIED WARRANTIES AS TO THE BUSINESS, THE TRANSFERRED ASSETS OR THE ASSUMED LIABILITIES, INCLUDING AS TO THEIR PHYSICAL CONDITION, USABILITY, MERCHANTABILITY, PROFITABILITY OR FITNESS FOR ANY PURPOSE.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER
In order to induce Sellers to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser hereby represents and warrants to Sellers as follows:
4.1 Due Incorporation and Authority. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser has all requisite corporate power and authority to enter into this Agreement, carry out its obligations hereunder and consummate the transactions contemplated hereby. The execution and delivery by Purchaser of this Agreement, the performance by Purchaser of its obligations hereunder and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser, and, assuming the due authorization, execution and delivery hereof by Sellers, this Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors rights generally or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).
4.2 No Conflicts. The execution and delivery by Purchaser of this Agreement, the consummation of the transactions contemplated hereby, and the performance by Purchaser of this Agreement in accordance with its terms shall not:
(a) violate the certificate of incorporation or by-laws of Purchaser or contravene any resolution adopted by the directors or shareholders of Purchaser;
(b) violate any Law to which Purchaser or its assets are bound or subject; or
(c) violate, result in any breach of, constitute a default under, or require any consent of any Person (including any Governmental Body) pursuant to any contract.
4.3 Litigation. There are no Claims pending or, to the knowledge of Purchaser, threatened by or against Purchaser before any Governmental Body that, either individually or in the aggregate, would reasonably be expected to prevent or delay the consummation by Purchaser of the transactions contemplated by this Agreement.
4.4 Purchaser’s Financial Capability. Purchaser has, or as of the Closing Date shall have, available funds necessary to consummate the transactions contemplated by this Agreement, including payment of the Purchase Price and assumption of the Assumed Liabilities. Without limiting the foregoing, Purchaser is (or, upon the Closing, shall be) capable of satisfying the conditions contained in sections 365(b)(1)(C) and 365(f)(2)(B) of the Bankruptcy Code with respect to each of the Assumed Contracts.

4.5 Brokers. Purchaser has not paid or agreed to pay, or received any Claim with respect to, any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated hereby.
4.6 Acknowledgement of Sellers’ Disclaimer. PURCHASER REPRESENTS, WARRANTS AND ACKNOWLEDGES THAT, EXCEPT AS SET FORTH IN THIS AGREEMENT (INCLUDING THE DISCLOSURE SCHEDULES) AND IN ANY AGREEMENT, DOCUMENT OR INSTRUMENT TO BE EXECUTED AND DELIVERED BY SELLERS (OR ANY OF THEM) AT THE CLOSING: (A) PURCHASER IS PURCHASING THE TRANSFERRED ASSETS ON AN “AS IS, WHERE IS, WITH ALL FAULTS” BASIS BASED SOLELY ON PURCHASER’S OWN INVESTIGATION OF THE TRANSFERRED ASSETS AND (B) NEITHER SELLERS NOR ANY OF THEIR REPRESENTATIVES HAVE MADE ANY REPRESENTATIONS, WARRANTIES OR GUARANTEES, EXPRESS, IMPLIED OR STATUTORY, WRITTEN OR ORAL, WITH RESPECT TO THE TRANSFERRED ASSETS (OR ANY PART THEREOF), THE FINANCIAL PERFORMANCE OF THE BUSINESS OR THE TRANSFERRED ASSETS, OR THE PHYSICAL CONDITION OF THE TRANSFERRED ASSETS.
4.7 Purchaser Disclaimer. THE REPRESENTATIONS AND WARRANTIES MADE BY PURCHASER IN THIS AGREEMENT AND IN ANY AGREEMENT, DOCUMENT OR INSTRUMENT TO BE EXECUTED AND DELIVERED BY PURCHASER AT THE CLOSING ARE THE EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY PURCHASER. PURCHASER HEREBY DISCLAIMS ANY OTHER EXPRESS OR IMPLIED REPRESENTATIONS AND WARRANTIES.
ARTICLE V
COVENANTS AND AGREEMENTS
5.1 Operation of the Business. Subject to any restrictions and obligations imposed by the Bankruptcy Court, Sellers shall not, nor shall they cause or permit any Transferred Subsidiary to, engage in any practice, take any action or enter into any transaction outside the Ordinary Course of Business between the date hereof and the Closing Date. In particular (but without limitation), between the date hereof and the earlier of the Closing Date or the date of termination of this Agreement pursuant to Section 8.1, without the prior written consent of Purchaser:
(a) Sellers shall not, nor shall they cause or permit any Transferred Subsidiary to, (i) sell, transfer, lease (as lessor), sublease (as sublessor), license (as licensor), encumber or otherwise dispose of any property or asset or any interest therein, other than Inventory sold or disposed of in the Ordinary Course of Business in the Home Business, insurance products sold in the Ordinary Course of Business in the Insurance Business and mortgage finance products sold in the Ordinary Course of Business in the Finance Business, and other than dispositions of Excluded Assets, (ii) terminate or modify any Assumed Contract or any Contract to which any Transferred Subsidiary is a party or by which it is bound, (iii) enter into any Contract that would cause the representation and warranty contained in Section 3.10(a) or 3.10(b) to be untrue had such Contract been entered into prior to the date hereof, other than any such Contract entered into in the Ordinary Course of Business having a value or cost to any Seller or Transferred Subsidiary of less than $50,000, (iv) except as approved by the Bankruptcy Court as part of a key employee retention plan, make any change in the compensation payable or to become payable to any director or employee of any Seller or Transferred Subsidiary, (v) make, declare or agree to any dividend, distribution, loan or other disposition of cash or any other asset from any Transferred Subsidiary to any Seller, or (vi) issue, sell, assign, transfer or grant any equity interest in any Transferred Subsidiary or any option, warrant, right or other instrument providing for the right, directly or indirectly, to purchase or otherwise acquire any equity interest in any Transferred Subsidiary; and

(b) Sellers shall and, as applicable, shall cause the Transferred Subsidiaries to, (i) use commercially reasonable efforts to preserve intact the goodwill of the Business and the relationships of Sellers and the Transferred Subsidiaries with their customers, vendors, suppliers, creditors, agents, equipment lessors, service providers, employees and others having business relations with Sellers, the Transferred Subsidiaries and the Business, (ii) continue to maintain, service and protect the Transferred Assets and the assets of the Transferred Subsidiaries in the same manner as maintained, serviced and protected on the date hereof, and in any event in a commercially reasonable and prudent manner, (iii) continue to maintain the books and records related to the Business, the Transferred Assets, the Assumed Liabilities and the assets and Liabilities of the Transferred Subsidiaries on a basis consistent with Sellers’ and the Transferred Subsidiaries’ past practice, and in any event in a commercially reasonable and prudent manner; (iv) report periodically to Purchaser, as Purchaser may reasonably request, concerning the status of the Business, the Transferred Assets, the Assumed Liabilities and the assets and Liabilities of the Transferred Subsidiaries, (v) maintain compliance, in all material respects, with all Laws that relate to the Business, the Transferred Assets, the Assumed Liabilities and the assets and Liabilities of the Transferred Subsidiaries (other than the reporting requirements of the Securities and Exchange Commission), and (vi) pay all debts and obligations (including all trade payables) incurred by it in the Ordinary Course of the Business.
5.2 Confidentiality.
(a) Until the Closing Date, each party hereto shall hold in confidence, and shall cause its respective Affiliates and Representatives to hold in confidence, all Confidential Information obtained by any of them from any other party or its Affiliates or Representatives relating to such other party or the transactions contemplated hereby. Notwithstanding the foregoing, the party receiving Confidential Information from the party disclosing such Confidential Information may disclose such Confidential Information: (i) to the extent that such disclosure was previously authorized in writing by the disclosing party; (ii) to any Governmental Body, with valid and competent jurisdiction thereof, if the receiving party is directed to disclose such Confidential Information to and by such Governmental Body, provided that the receiving party shall provide written notice of such disclosure to the disclosing party; (iii) to the receiving party’s Affiliates and Representatives who have a need to know such information solely for purposes of assisting in regard to this Agreement and the transactions contemplated hereby, and who are subject to confidentiality obligations to the receiving party; (iv) to the extent that disclosure is required under any applicable Law; or (v) to the Bankruptcy Court or to any Person in connection with the Bankruptcy Case (such instances described in clauses (i)-(iv) above being referred to herein as “Permitted Disclosures”). Except as otherwise set forth herein, no party shall disclose or make use of, and each party shall cause its respective Affiliates and Representatives not to disclose or make use of, the other party’s Confidential Information without the prior written consent of such other party. In the event that this Agreement is terminated, each party shall, and shall cause its respective Affiliates and Representatives to, promptly return to the other party or destroy all documents (including all copies thereof) containing Confidential Information obtained from such other party or its Affiliates or Representatives.

(b) After the Closing, each Seller shall maintain as confidential and shall not use or disclose (except as required by Law or as authorized in writing by Purchaser in its sole discretion) any Confidential Information of Purchaser or any Confidential Information in any way related to the Business, the Transferred Assets, the Assumed Liabilities or the assets and Liabilities of the Transferred Subsidiaries, except for Permitted Disclosures.
(c) Each party hereto further agrees to take all appropriate steps (and to cause each of its Affiliates to take all appropriate steps) to safeguard the Confidential Information of each other party and to protect it against disclosure, misuse, espionage, loss and theft. Each party agrees to be responsible for enforcing the terms of this Section 5.2 as to its Representatives and to take such action, legal or otherwise, to the extent necessary to cause them to comply with the terms and conditions of this Section 5.2 and thereby prevent any disclosure of the Confidential Information by any of its Representatives (including all actions that such party would take to protect its own trade secrets and confidential information); provided, however, that the actual expenses of such action, legal or otherwise, shall be paid by the party whose Confidential Information is being safeguarded in such action, unless such action is precipitated by the failure of the party undertaking to protect such Confidential Information to comply with its obligations under this Section 5.2(c). In the event any party is required by Law to disclose any Confidential Information, such party shall promptly notify the other party in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and shall cooperate reasonably with such party to preserve the confidentiality of such information consistent with applicable Law.
5.3 Expenses. Except as otherwise specifically provided herein (including the Exhibits hereto), Purchaser and Sellers shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of their Representatives.
5.4 Access to Information; Preservation of Records; Litigation Support.
(a) From the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Section 8.1, upon reasonable notice, Sellers shall, subject to ParentCo approval, not to be unreasonably withheld, (i) afford the Representatives of Purchaser reasonable access, during normal business hours, to the offices, plants, warehouses, properties, books and records and employees of Sellers and the Transferred Subsidiaries, subject to applicable Law and arrangements being made by and through one or more executive officers of ParentCo, and (ii) furnish to the Representatives of Purchaser such additional financial and operating data and other information regarding the operations of the Business as Purchaser may from time to time reasonably request.

(b) Following the Closing, Purchaser shall, and shall cause its Affiliates to, preserve and keep the records (including the Books and Records) held by them relating to the Business prior to the Closing for a period of four (4) years from the Closing Date (or longer if required by applicable Law) and shall make such records and personnel available to Sellers as may be reasonably requested by any Seller in connection with, among other things, the preparation of any Tax Returns, the Bankruptcy Case, any insurance claims by, Claims or Tax audits against or governmental investigations of, any Seller or any of their Affiliates.
(c) After the Closing, Purchaser shall have the right (but not the obligation) to have any Claim made by or against or otherwise involving Purchaser related to any Warranty Liability purported assumed by Purchaser pursuant to Section 1.3(b) to be adjudicated before the Bankruptcy Court, notwithstanding any venue or other dispute resolution provision to the contrary in the applicable warranty documents.
5.5 Regulatory and Other Authorizations; Consents.
(a) Each of the parties hereto shall use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (ii) obtain any consents, approvals or orders required to be obtained or made in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and (iii) make all filings and give any notice, and thereafter make any other submissions either required or reasonably deemed appropriate by each of the parties, with respect to this Agreement and the transactions contemplated hereby required under any applicable Law.
(b) The parties hereto shall work closely and cooperatively and consult with each other in connection with the making of all such filings and notices, including by providing copies of all such documents to the non-filing party and its advisors a reasonable period of time prior to filing or the giving of notice. Each party hereto shall pay for its own filing fees and other charges arising out of the actions taken under this Section 5.5.
5.6 Further Actions. Each of the parties hereto shall execute such documents and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and give effect to the transactions contemplated hereby.
5.7 Bankruptcy Court Approval.
(a) Within five (5) days following the parties’ execution and delivery of this Agreement, Sellers shall:
(i) make all applicable filings with the Bankruptcy Court and take all other applicable actions to commence the Bankruptcy Case in the Bankruptcy Court;
(ii) file with the Bankruptcy Court a motion (in form and substance reasonably satisfactory to Purchaser) seeking entry of an order of the Bankruptcy Court for interim approval of the DIP Facility (the “Interim DIP Facility Order”) and a motion (in form and substance reasonably satisfactory to Purchaser) seeking entry of an order of the Bankruptcy Court for final approval of the DIP Facility;

(iii) file with the Bankruptcy Court a motion or motions (in form and substance reasonably satisfactory to Purchaser) (the “Bidding Procedures Motion”) seeking entry of an order of the Bankruptcy Court (the “Bidding Procedures Order”) approving, among other things, (A) Purchaser as the stalking horse bidder for the Transferred Assets, (B) notice and service requirements to creditors and parties in interest with respect to the transactions contemplated hereby, (C) the Break-Up Fee and the Expense Reimbursement (and deeming the Break-Up Fee an administrative priority expense entitled to first priority under sections 503(b) and 507(a)(1) of the Bankruptcy Code and which shall be a super-priority first priority Lien on the Transferred Assets pursuant to section 364 of the Bankruptcy Code), and (D) the bidding procedures related to the sale of the Transferred Assets pursuant to this Agreement (the “Bidding Procedures”), including the ability of Purchaser, to the extent of its interest as assignee of Fleetwood under the DIP Facility, to credit bid all outstanding amounts owing by Sellers under the DIP Facility, which Bidding Procedures Order shall be substantially in the form of Exhibit C hereto (with such changes thereto as Sellers and Purchaser may mutually approve, which approval shall not be unreasonably withheld, conditioned or delayed); and
(iv) file with the Bankruptcy Court a motion or motions (in form and substance reasonably satisfactory to Purchaser) seeking entry of an order of the Bankruptcy Court approving the sale of the Transferred Assets pursuant to this Agreement (the “Sale Approval Order”), which Sale Approval Order shall be substantially in the form of Exhibit D hereto (with such changes thereto as Sellers and Purchaser may mutually approve, which approval shall not be unreasonably withheld, conditioned or delayed).
(b) Sellers shall promptly take such actions as are reasonably requested by Purchaser, including assisting with the filing of affidavits or other documents or information with the Bankruptcy Court for purposes, among others, of (i) demonstrating that Purchaser is a “good faith” purchaser under section 363(m) of the Bankruptcy Code, and (ii) establishing adequate assurance of future performance within the meaning of section 365 of the Bankruptcy Code.
(c) Sellers shall cooperate with Purchaser and its representatives in connection with the Sale Approval Order, the Bidding Procedures Order and the Bankruptcy Case proceedings in connection therewith, which cooperation shall include consulting with Purchaser at its reasonable request concerning the status of such proceedings and providing Purchaser with copies of requested pleadings, notices, proposed orders and other documents relating to such proceedings as soon as reasonably practicable prior to any submission thereof to the Bankruptcy Court.
(d) Sellers shall not submit any plan to the Bankruptcy Court for confirmation that shall conflict with, supersede, abrogate, nullify or restrict the terms of this Agreement, or in any way prevent or interfere with the consummation or performance of the transactions contemplated by this Agreement, including any transaction contemplated by or approved pursuant to the Sale Approval Order or the Bidding Procedures Order.

5.8 Books and Records. If, in order to properly prepare documents required to be filed with Governmental Bodies or its financial statements, it is necessary that any party hereto or any successors thereto be furnished with additional information relating to the Business, the Transferred Assets, the Assumed Liabilities or any of the assets or Liabilities of any Transferred Subsidiary, and such information is in the possession of any other party hereto or any successor thereto or any of their respective Affiliates, such party agrees to use commercially reasonable efforts to furnish or cause to be furnished such information to such other party, at the reasonable cost and expense of the party being furnished such information.
5.9 Tax Matters.
(a) Filing of Tax Returns; Payment of Taxes.
(i) The parties acknowledge and agree that the taxable year for all Transferred Subsidiaries shall end on the Closing Date, and Sellers and Purchaser shall take all applicable actions and make all applicable filings to reflect such taxable year end. Following the Closing Date (to the extent not filed as of the Closing Date), ParentCo shall timely prepare or cause to be prepared all Tax Returns that are required to be filed with respect to the Transferred Subsidiaries for all taxable periods ending on the Closing Date. All such Tax Returns shall be prepared on a basis consistent with past practice, procedures and accounting methods, expect to the extent otherwise required by Law and except for the aforementioned taxable year end being the Closing Date. At least fifteen (15) Business Days prior to filing any such Tax Return, ParentCo shall provide Purchaser with a copy of such Tax Return (or applicable portion thereof) for Purchaser’s review and comment. ParentCo shall cooperate reasonably with Purchaser to incorporate any change to any such Tax Return (or applicable portion thereof) that Purchaser proposes in writing to ParentCo at least five (5) Business Days before the filing date for such Tax Return and that is intended to correct or more accurately reflect the Tax position or Liabilities of the Transferred Subsidiary with respect to which such Tax Return applies. All Taxes payable by or with respect to any Transferred Subsidiary for any taxable period ending on or before the Closing Date shall be payable by Sellers. Sellers shall be entitled to all Tax refunds with respect to Taxes paid by any Transferred Subsidiary (or by any Seller on behalf of or with respect to any Transferred Subsidiary) with respect to any taxable period ending on or before the Closing Date.
(ii) Following the Closing Date, Purchaser shall timely prepare or cause to be prepared all Tax Returns that are required to be filed with respect to the Transferred Subsidiaries for all taxable periods (A) that begin on or before the Closing Date and end after the Closing Date, or (B) that begin after the Closing Date. Subject to the provisions of Section 5.9(a)(i), all Taxes payable by or with respect to any Transferred Subsidiary for any taxable period beginning on or before the Closing Date and ending after the Closing Date shall be payable by Purchaser or the applicable Transferred Subsidiary (it being understood and agreed by the parties hereto that, based on the agreed upon Closing Date taxable year end referred to in Section 5.9(a)(i), such Taxes shall not include any income Tax applicable to any Transferred Subsidiary for any period of time up to and including the Closing Date). Purchaser shall be entitled to all Tax refunds with respect to Taxes paid by Purchaser or any Transferred Subsidiary with respect to any taxable period beginning on or before the Closing Date and ending after the Closing Date or with respect to any taxable period that begins after the Closing Date.

(b) Sales, Use and Other Transfer Taxes. Any sales, use, purchase, transfer, deed, stamp, documentary stamp, use or other similar Taxes and recording charges due and which may be payable by reason of the sale of the Transferred Assets or the assumption of the Assumed Liabilities under this Agreement or the transactions contemplated herein shall be borne and timely paid by Sellers. Sellers shall be responsible for all income, profit and similar Taxes incurred or imposed with respect to the sale of the Transferred Assets by Sellers. Purchaser shall provide Sellers with resale exemption certificates as are appropriate and available to Purchaser under applicable Law. The parties hereto agree to cooperate in the filing of all necessary documentation and all Tax Returns with respect to all such Taxes, including any available pre-sale filing procedure.
(c) Cooperation. The parties hereto shall cooperate reasonably with each other and with each other’s respective Representatives, including accounting firms and legal counsel, in connection with the preparation or audit of any Tax Return(s) and any Tax claim or litigation in respect of the Transferred Assets, the Assumed Liabilities or any of the assets or Liabilities of any Transferred Subsidiary that include whole or partial taxable periods, activities, operations or events on or prior to the Closing Date, which cooperation shall include making available employees, if any, for the purpose of providing testimony and advice, or original documents, or either of them; provided, however, that such cooperation shall be conditioned on the party requesting such cooperation either directly paying or reimbursing the cooperating party or its Affiliate for (i) reasonable compensation costs of employees who provide such cooperation, (ii) travel costs of such employees incurred in connection with providing such cooperation, (iii) reasonable costs of document retrieval, review and/or delivery incurred in providing such cooperation, and (iv) any other reasonable costs incurred in providing such cooperation.
5.10 Notification of Certain Matters. Until the earlier of the Closing or the termination of this Agreement pursuant to Section 8.1, each party hereto shall promptly notify the other party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that shall or is reasonably likely to result in any of the conditions set forth in Article VI or Article VII becoming incapable of being satisfied. In furtherance of the foregoing, ParentCo (on behalf of Sellers) shall give prompt notice to Purchaser of (i) the occurrence or nonoccurrence of any event that would cause either (A) any representation or warranty of Sellers contained in this Agreement to be untrue or inaccurate in any material respect at any time after the date hereof, or (B) directly or indirectly, any Material Adverse Effect, (ii) any material failure of Sellers to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by them hereunder, or (iii) the termination of employment of any senior manager or the termination of employment or furlough of any material number of employees of any Seller or Transferred Subsidiary. Notwithstanding the foregoing, the delivery of any notice pursuant to this Section 5.10 shall not (x) be deemed to amend or supplement any Schedule to this Agreement, (y) be deemed to cure any breach of any representation, warranty covenant or agreement or to satisfy any condition, or (z) limit or otherwise affect the remedies available hereunder to the party receiving such notice.
5.11 Knowledge of Breach. If prior to the Closing Purchaser shall have reason to believe that any breach of a representation or warranty of Sellers has occurred (other than through notice from ParentCo), Purchaser shall promptly so notify ParentCo, in reasonable detail. Nothing in this Agreement, including this Section 5.11, shall imply that Sellers are making any representation or warranty as of any date other than the date of this Agreement and the Closing Date.

5.12 Employment Arrangements.
(a) Future Employment. On the Closing Date, Purchaser may offer employment to those of Sellers’ current employees as Purchaser shall determine in its sole discretion. All such offers of employment shall be subject to such compensation and other terms of employment as Purchaser shall determine in its sole discretion. Each such Seller employee who accepts Purchaser’s offer of employment and is hired by Purchaser is referred to herein as a “Transferred Seller Employee”. On the Closing Date, the applicable Sellers shall terminate the employment of each Transferred Seller Employee and Purchaser shall commence its employment of such Transferred Seller Employee. If Purchaser does not wish to offer employment to any employee of a Seller or if Purchaser offers such employment but any employee of a Seller refuses to be employed by Purchaser, the applicable Seller may elect to retain or terminate such employee, but such Seller shall be solely liable for all costs of any retention or termination of such employee’s employment.
(b) No Right to Employment. Notwithstanding Section 5.12(a), nothing herein expressed or implied shall confer upon any of the employees of any Seller or Transferred Subsidiary or any Transferred Seller Employees any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.
(c) No Obligation. Neither Purchaser nor any of its Affiliates shall have any Liability whatsoever for (i) any compensation or other obligations actually or purported to be owing to any Transferred Seller Employee by any Seller, including any severance, separation pay, change of control payments or benefits, retention payments or any other payments or benefits arising in connection with such employee’s employment by, or termination of employment with, any Seller before, on or after the Closing Date, or (ii) any Claim under the WARN Act or any similar state or local Law by any past or present employee of any Seller (whether or not a Transferred Seller Employee) in connection with Seller’s pre-Closing conduct of the Business or any other business, including any plant closing or mass layoff.
(d) Sellers’ Cooperation in Review and Hiring of Employees. Subject to applicable Law and prior approval and arrangements in advance by and through one or more executive officers of ParentCo, not to be unreasonably withheld or delayed, Sellers shall cooperate with Purchaser and shall permit Purchaser a reasonable period during normal business hours prior to the Closing Date, (i) to meet with employees of Sellers and the Transferred Subsidiaries (including managers and supervisors) at such times as Purchaser shall reasonably request, (ii) to speak with such employees’ managers and supervisors (in each case with appropriate authorizations and releases from such employees) who are being considered for employment (or in the case of the Transferred Subsidiaries, continued employment) by Purchaser, (iii) to distribute to such employees such forms and other documents relating to potential employment (or continued employment) after the Closing; and (iv) subject to any restrictions imposed under applicable Law, to permit Purchaser, upon request, to review personnel files and other relevant employment information regarding such employees.

(e) Post-Closing Cooperation on Employee Compensation and Benefits. Following the Closing, Sellers and Purchaser shall cooperate reasonably with each other to provide an orderly administrative transition to Purchaser of the Transferred Seller Employees and the employees of the Transferred Subsidiaries, including (i) the provision by Sellers to Purchaser of all necessary or appropriate documents, records, materials, accounting files and Tax information with respect to the Transferred Seller Employees and the employees of the Transferred Subsidiaries, and (ii) Sellers’ causing their Employee Benefit Plan providers to assist in the conversion and rollover of employee benefits for Transferred Seller Employees and the employees of the Transferred Subsidiaries to Purchaser’s applicable Employee Benefit Plans, including medical, dental, short-term disability, long-term disability, life insurance and 401(k) plans. ParentCo shall provide Purchaser with Certificates of Credible Coverage for all health plan participants under any applicable Employee Benefit Plan of Sellers and/or the Transferred Subsidiaries within thirty (30) days following the Closing Date. Sellers and Purchaser agree to utilize the standard procedure set forth in IRS Revenue Procedure 2004-53 with respect to wage reporting for Transferred Seller Employees, such that Sellers shall be responsible for all reporting of wages and other compensation paid by it to Transferred Seller Employees before the Closing Date (including furnishing and filing of Forms W-2 and W-3).
(f) Sellers to Retain COBRA Liability. At the Closing, to the extent required by applicable Law, Purchaser shall assume Sellers’ obligations to provide health care continuation coverage under Tax Code §4980B and ERISA §601 for all M&A Qualified Beneficiaries (as that term is defined in Treasury Regulations Section 54.4980B-9, Q&A-4) of Sellers; provided, however, that such assumption of Sellers’ obligations shall apply only to M&A Qualified Beneficiaries who timely elect to receive COBRA coverage through Purchaser and only with respect to claims incurred by such M&A Qualified Beneficiaries after the Closing Date (it being understood and agreed by the parties hereto that any claim incurred (whether or not reported) by an M&A Qualified Beneficiary on or before the Closing Date shall constitute an Excluded Liability).
5.13 Insurance. Between the date hereof and the earlier of the Closing Date or the date of termination of this Agreement pursuant to Section 8.1, Sellers shall, and shall cause the Transferred Subsidiaries to, at their cost, keep in effect and in good standing all policies of insurance maintained by any of them to insure the Business, the Transferred Assets and the assets of the Transferred Subsidiaries (collectively, the “Existing Insurance Policies”). To the extent that any Existing Insurance Policy insures against any loss, Liability, Claim, damage or expense resulting from, arising out of, based on or relating to occurrences arising on or after the date hereof and prior to the Closing with respect to the Business, the Transferred Assets or the assets of the Transferred Subsidiaries and permit claims to be made thereunder with respect to such losses, Liabilities, claims, damages or expenses after the Closing, Sellers shall use their commercially reasonable efforts to obtain an insurance certificate naming Purchaser as an additional insured under the Existing Insurance Policies.

5.14 Licensed Computer Software; Consents. Prior to and (if necessary) following the Closing, to the extent requested by Purchaser, Sellers shall cooperate reasonably and in good faith to assist Purchaser with obtaining any required third-party consent, waiver or approval for (i) Sellers’ assignment and transfer to Purchaser of the licensed Computer Software to be included in the Transferred Assets, and (ii) if applicable, the change of control of any Transferred Subsidiary that is a party to any Computer Software license where such license provides that a change of control constitutes a deemed assignment of such license requiring the consent of the licensor or otherwise requires such licensor’s consent or would permit such licensor to terminate such license; provided, however, that no Seller shall be required to pay any transfer fee or similar payment to obtain any such consent, waiver or approval. If any such consent, approval or waiver which is required in order to assign any licensed Computer Software to be included in the Transferred Assets is not obtained prior to the Closing Date, or if an attempted assignment would be ineffective or would adversely affect the ability of any Seller to convey its interest in question to Purchaser, Sellers shall cooperate with Purchaser in good faith and in a reasonable manner in any lawful arrangement to provide that Purchaser shall receive the interests of any Seller in the benefits of such licensed Computer Software; provided, however, that if such consent, waiver or approval is not obtained before the Closing Date, it shall not be an impediment or condition to any party’s obligation to consummate the Closing under this Agreement. For the avoidance of doubt, Purchaser shall be solely responsible for obtaining any approvals, waivers or consents (and paying any fees or costs) related to the assignment to (or permitted use by) Purchaser of any licensed Computer Software to be included in the Transferred Assets.
5.15 Seller Release of Claims Against Transferred Subsidiaries. Effective as of the time of Closing, Sellers hereby unconditionally waive, release and discharge each Transferred Subsidiary from and against any and all Claims and Liabilities, whether or not known to Sellers (or any of them) as of the Closing Date, including any Claim or Liability arising under the Bankruptcy Code or any other applicable Law.
5.16 Change of Purchaser’s Name; Dissolution. Within two (2) Business Days following the earlier of (i) the date on which Purchaser is not selected as the winning bidder in the sale auction for the Transferred Assets contemplated by the Bidding Procedures and is not selected by the Bankruptcy Court as the back-up purchaser for the Transferred Assets in the event that the successful bidder in the sale auction fails to close its purchase of the Transferred Assets that it agrees to purchase, or (ii) the date on which ParentCo notifies Purchaser in writing of the completion of closing of the sale of Transferred Assets to either the third-party winning bidder in the sale auction or another Person designated by the Bankruptcy Court as the back-up bidder, Purchaser shall either change its name to a name that does not include the words “Palm Harbor Homes” or any confusingly similar words or cause itself to be wound up and dissolved.

ARTICLE VI
PURCHASER’S CLOSING CONDITIONS
The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment on or prior to the Closing Date of each of the following conditions, any one or more of which (to the extent permitted by applicable Law) may be waived by Purchaser:
6.1 Representations and Warranties; Covenants. The representations and warranties of Sellers contained in this Agreement that are qualified by materiality shall be true and correct and the representations and warranties of Sellers contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case on and as of the Closing Date with the same effect as though made on the Closing Date, except for changes expressly contemplated by this Agreement and except for any particular representation or warranty that specifically addresses matters only as of a particular date (which shall remain true as of such date, to the extent required above), except where such failure to be true and correct has been or shall be cured, remedied or otherwise accounted for pursuant to the Sale Approval Order. The covenants and agreements contained in this Agreement to be complied with by Sellers at or before the Closing shall have been complied with in all material respects. At Closing, Purchaser shall have received a certificate of Sellers (the “Sellers’ Certificate”) with respect to such truth and correctness of Sellers’ representations and warranties and such compliance by Sellers with their covenants and agreements hereunder signed by a duly authorized officer thereof.
6.2 No Intervening Law. No Governmental Body shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions and which is not satisfied or resolved or preempted by the Sale Approval Order.
6.3 No Legal Proceedings. No Claim by or before a Governmental Body (including any proceeding over which the Bankruptcy Court has jurisdiction under 28 U.S.C. § 157(b) and (c)), shall have been made, instituted or threatened against any Seller, Transferred Subsidiary or Purchaser seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby.
6.4 Bankruptcy Filing. The Bankruptcy Case shall not have been dismissed or converted to one or more proceedings under chapter 7 of the Bankruptcy Code, and no trustee or examiner shall have been appointed for Sellers (or any of them), and the automatic stay under section 362 of the Bankruptcy Code shall not have been lifted, modified or annulled as to any Transferred Assets having a value, either individually or in the aggregate, of at least $1,000,000.
6.5 Final Orders. The Bankruptcy Court shall have entered the Sale Approval Order and a final order approving the DIP Facility, and the Sale Approval Order and such order approving the DIP Facility shall have become Final Orders.
6.6 Regulatory Approvals. All required approvals of Governmental Bodies for Purchaser’s purchase of the Transferred Subsidiaries shall have been obtained by ParentCo, the applicable Transferred Subsidiaries or Purchaser.
6.7 Closing Documents. Seller shall have delivered to Purchaser on the Closing Date the documents required to be delivered pursuant to Sections 1.8 and 2.3.

6.8 No Purchaser Objection to Initial Price Adjustment. If Purchaser shall have timely delivered to ParentCo a good faith objection to the Initial Price Adjustment, as contemplated in Section 1.11(a), such objection shall have been resolved or waived by Purchaser in writing.
6.9 No Material Adverse Effect. No event, occurrence, fact, condition, change, development or circumstance shall have arisen or occurred since the date of this Agreement which has had or could reasonably be expected to have a Material Adverse Effect.
ARTICLE VII
SELLERS’ CLOSING CONDITIONS
The obligation of Sellers to consummate the transactions contemplated by this Agreement is subject to the fulfillment on or prior to the Closing Date of each of the following conditions, any one or more of which (to the extent permitted by applicable Law) may be waived by ParentCo (on behalf of Sellers):
7.1 Representations and Warranties; Covenants. The representations and warranties of Purchaser contained in this Agreement that are qualified by materiality shall be true and correct, and the representations and warranties of Purchaser contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case at and as of the Closing Date with the same effect as though made on the Closing Date, except for changes expressly contemplated by this Agreement and except for any particular representation or warranty that specifically addresses matters only as of a particular date (which shall remain true as of such date, to the extent required above), except where such failure to be true and correct has been or shall be cured, remedied or otherwise accounted for pursuant to the Sale Approval Order. The covenants and agreements contained in this Agreement to be complied with by Purchaser at or before the Closing shall have been complied with in all material respects. At Closing, ParentCo shall have received a certificate of Purchaser (the “Purchaser’s Certificate”) with respect to such truth and correctness of Purchaser’s representations and warranties and such compliance by Purchaser with its covenants and agreements hereunder signed by a duly authorized officer thereof.
7.2 No Intervening Law. No Governmental Body shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions and which is not satisfied or resolved or preempted by the Sale Approval Order.
7.3 Sale Approval Order. The Bankruptcy Court shall have entered the Sale Approval Order, and the Sale Approval Order shall have become a Final Order.
7.4 No Legal Proceedings. No Claim by or before a Governmental Body (including any proceeding over which the Bankruptcy Court has jurisdiction under 28 U.S.C. § 157(b) and (c)), shall have been made, instituted or threatened against any Seller, Transferred Subsidiary or Purchaser seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby.

7.5 Bankruptcy Filing. The Bankruptcy Case shall not have been dismissed or converted to a proceeding under chapter 7 of the Bankruptcy Code and no trustee or examiner shall have been appointed.
7.6 Final Orders. The Bankruptcy Court shall have entered the Sale Approval Order and a final order approval the DIP Facility, and the Sale Approval Order and such order approval the DIP Facility shall have become Final Orders.
7.7 Regulatory Approvals. All required approvals of Governmental Bodies for Purchaser’s purchase of the Transferred Subsidiaries shall have been obtained by ParentCo, the applicable Transferred Subsidiaries or Purchaser.
7.8 Closing Documents. Purchaser shall have delivered to ParentCo on the Closing Date the documents and payments required to be delivered by it pursuant to Sections 1.9 and 2.4.
ARTICLE VIII
TERMINATION OF AGREEMENT
8.1 Termination Prior to Closing. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated, and the transactions contemplated by this Agreement abandoned, at any time prior to the Closing, upon notice by the terminating party to the other party as follows:
(a) by the mutual written consent of ParentCo (on behalf of Sellers) and Purchaser;
(b) by either ParentCo (on behalf of Sellers) or Purchaser if the Closing shall not have occurred prior to the date that is one hundred fifty (150) days after the date hereof (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date;
(c) (i) by ParentCo (on behalf of Sellers), if Purchaser breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Article VII, (B) cannot be or has not been cured within ten (10) Business Days following delivery of written notice of such breach or failure to perform, and (C) has not been waived by ParentCo (on behalf of Sellers); or (ii) by Purchaser, if any Seller breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (X) would give rise to the failure of a condition set forth in Article VI, (Y) cannot be or has not been cured within ten (10) Business Days following delivery of written notice of such breach or failure to perform, and (Z) has not been waived by Purchaser.

(d) (i) by ParentCo (on behalf of Sellers), if any of the conditions set forth in Article VII shall have become incapable of fulfillment prior to the Termination Date, or (ii) by Purchaser, if any of the conditions set forth in Article VI shall have become incapable of fulfillment prior to the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of the failure of such condition to be satisfied on or prior to the Termination Date.
(e) by either ParentCo (on behalf of Sellers) or Purchaser, if the Bankruptcy Court approves a sale, transfer or other disposition by Sellers to a Person (or group of Persons) other than Purchaser of (i) all or substantially all of the Transferred Assets, (ii) the Standard Casualty Shares and/or the Standard Insurance Shares or substantially all of the assets of the Insurance Subsidiaries, or (iii) the CountryPlace Shares or substantially all of the assets of the Finance Subsidiaries (any of which, a “Competing Transaction”); or
(f) by Purchaser (provided that Purchaser is not then in material breach of any provision of this Agreement), if any of the following shall occur:
(i) the Bankruptcy Case is dismissed or converted to one or more proceedings under chapter 7 of the Bankruptcy Code, a trustee or examiner is appointed for Sellers (or any of them), or the automatic stay under section 362 of the Bankruptcy Code is lifted, modified or annulled as to Transferred Assets having a value, either individually or in the aggregate, of at least $1,000,000;
(ii) the Bankruptcy Court denies any portion of the Bidding Procedures Motion with respect to any of (A) the Break-Up Fee, (B) the Expense Reimbursement, or (C) the ability of Purchaser, to the extent of its interest as assignee of Fleetwood under the DIP Facility, to credit bid all outstanding amounts owing by Sellers under the DIP Facility; or
(iii) the Bidding Procedures Order or the Sale Approval Order is modified in any material respect without the consent of the Purchaser; or
(iv) the Sale Approval Order has not been entered by the Bankruptcy Court and become a Final Order within ninety (90) days after the date hereof; provided, however, that Purchaser shall not be entitled to exercise its rights under this clause (iv) later than five (5) Business Days after such ninety (90) day period has expired or if the Sale Approval Order has been entered by the Bankruptcy Court prior to Purchaser exercising such rights.
8.2 Break-up Fee; Expense Reimbursement.
(a) In the event that this Agreement is terminated under Section 8.1(e), and provided that (i) Purchaser is not in material breach of any provision of this Agreement prior to such termination and (ii) a Competing Transaction has been consummated, Seller shall pay to Purchaser, in cash, the sum of $1,100,000 (the “Break-Up Fee”) at the time of the consummation of the Competing Transaction.
(b) In the event that this Agreement is terminated under Section 8.1(e), and provided that (i) Purchaser is not in material breach of any provision of this Agreement prior to such termination and (ii) a Competing Transaction has been consummated, Seller shall reimburse Purchaser for reasonable, documented out-of-pocket expenses actually incurred by Purchaser in connection with this Agreement and the transactions contemplated hereby, the amount of which shall not in the aggregate exceed $250,000 (the “Expense Reimbursement”), at the time of the consummation of the Competing Transaction.

(c) In the event that this Agreement is terminated under Section 8.1(e), the Break-Up Fee and the Expense Reimbursement shall be Purchaser’s sole and exclusive remedy against Sellers (and such remedies shall be available only if in accordance with this Section 8.2 and the Bidding Procedures Order), in full satisfaction of all of Sellers’ obligations hereunder. For the avoidance of doubt, in the event of a breach or violation of any representation and warranty or covenant or agreement of any Seller under this Agreement, if this Agreement is terminated under Section 8.1(e), Purchaser’s sole and exclusive remedy against Sellers or any Seller (whether in contract or tort, under statute, rule, Law or otherwise) shall be to terminate this Agreement in accordance with Section 8.1(e) and receive the Break-Up Fee and Expense Reimbursement in accordance with this Section 8.2 and the Bidding Procedures Order.
8.3 Survival After Termination. If this Agreement is terminated pursuant to Section 8.1 and the transactions contemplated hereby are not consummated, or if the Bankruptcy Court does not approve this Agreement or the transactions contemplated hereby, this Agreement shall become null and void and have no further force or effect, except that any such termination shall be without prejudice to the rights of any party on account of the non-satisfaction of the conditions set forth in Article VI and Article VII resulting from fraud or intentional misconduct of another party under this Agreement. Notwithstanding anything in this Agreement to the contrary, the provisions of Sections 5.2 (Confidentiality), 5.3 (Expenses), 8.2, this Section 8.3 and Article IX shall survive any termination of this Agreement.
ARTICLE IX
MISCELLANEOUS
9.1 Certain Definitions.
(a) As used in this Agreement, the following terms have the following meanings:
“Accounts Receivable” means, with respect to any Person, all trade and other accounts receivable and other rights to payment from past or present customers and other account debtors of such Person (including any such account receivable or other right to payment due from any Affiliate of such Person), and the full benefit of all security for such accounts or rights to payment, including all trade, vendor and other accounts receivable representing amounts receivable in respect of goods sold or services rendered to customers of such Person or in respect of amounts refundable or otherwise due to such Person from vendors, suppliers or other Persons.
“Accounts Receivable and Inventory Value Shortfall” means the amount, if any, by which the aggregate value of the Accounts Receivable and Inventory of Sellers as of the Effective Time is less than 75% of Sellers’ reported aggregate Accounts Receivable and Inventory value as of October 29, 2010 (which, for added certainty, shall exclude any Account Receivable of any Transferred Subsidiary), as such aggregate value is determined in accordance with Section 1.12.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person; with the term “control” (and its derivatives) meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, contract or otherwise.
“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement substantially in the form of Exhibit B hereto to be executed by Purchaser and the applicable Sellers on the Closing Date.
“Assumed Warranty Liabilities” means Liabilities arising under express written warranties issued by any Seller in connection with the sale of a Seller’s products produced in the Ordinary Course of Business at any of the Seller plants listed on Schedule 9.1(a)(i), but only to the extent of the warranty terms set forth in Exhibit E attached hereto. Assumed Warranty Liabilities shall not include any Liability arising under any other written or oral warranty given by any Seller or representative thereof or any other actual or purported warranty obligation, including implied warranties (such as, but not limited to, implied warranties of merchantability or fitness for particular purpose).
“Bill of Sale” means the Bill of Sale substantially in the form of Exhibit A hereto to be executed by the applicable Sellers on the Closing Date.
“Business Day” means any day that is not a Saturday, Sunday or other day on which banks located in Dallas, Texas or Phoenix, Arizona are authorized or obligated to close.
“Claim” means a suit, claim, action, proceeding, inquiry, investigation, litigation, legal proceeding, written demand, charge, complaint, arbitration, indictment, information, or grand jury subpoena, whether civil, criminal, administrative, judicial or investigative and whether public or private, in each case, filed with, made by or conducted or heard before a Governmental Body.
“COBRA” means the Consolidated Omnibus Reconciliation Act of 1985.
“Computer Software” means all computer software (including source code, executable code, data, databases and documentation) owned by or licensed to any Sellers which is used in or necessary for the conduct of the Business as it is conducted on the date hereof.
“Confidential Information” means all information regarding a party’s business or affairs, including business concepts, processes, methods, trade secrets, systems, know-how, devices, formulas, product specifications, marketing methods, prices, customer lists, supplier lists, methods of operation or other information, whether in oral, written or electronic form, that is either: (i) designated in writing (including by electronic mail) as confidential; (ii) is of a nature such that a reasonable Person would know that it is confidential; or (iii) is disclosed under circumstances such that a reasonable Person would know it is confidential. Notwithstanding the foregoing, the following information shall not be considered Confidential Information: (A) information that is or becomes publicly available through no fault of the party obligated to keep it confidential (or such party’s Affiliates or Representatives); (B) information with regard to the other party that was rightfully known by a party prior to commencement of discussions regarding the subject matter of this Agreement, as evidenced by documentation; (C) information that was independently developed by a party without use of the Confidential Information, as evidenced by documentation; and (D) information rightfully disclosed to a party by a third party without continuing restrictions on its use or disclosure.

“Contract” means any written or oral contract, agreement, arrangement, understanding, lease, license, deed or instrument or other contractual or similar arrangement or commitment, but excluding Purchase Orders.
“Effective Time” means 11:59 p.m. (Central Standard Time) on the Closing Date.
“Employee Benefit Plan” means any “employee benefit plan” as such term is defined in ERISA §3(3)) and any other material employee benefit plan, program or arrangement.
“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).
“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).
“Encumbrances” means all interests, Liens, Claims, conditional sales agreements, rights of first refusal or options.
“Environmental, Health and Safety Liabilities” means any and all Claims, costs, damages, expenses, Liabilities and/or other responsibility or potential responsibility arising from or under any Environmental Law or Occupational Safety and Health Law (including compliance therewith).
“Environmental Laws” means all applicable federal, state, local, and foreign Laws, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, pollution, or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, exposure to, or cleanup of any hazardous materials, substances, wastes, chemical substances, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, odor, mold, or radiation, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 5101 et seq.; the Clean Water Act, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; the Atomic Energy Act, 42 U.S.C. §§ 2011 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq.; and the Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations promulgated thereunder.
“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) (i) under common control within the meaning of section 4001(b)(1) of ERISA with such Person, or (ii) which together with such Person is treated as a single employer under sections 414(b), (c), (m), (n) or (o) of the Tax Code.
“Final Order” means an order entered by the Bankruptcy Court or other court of competent jurisdiction as to which: (i) no appeal, notice of appeal, motion for reconsideration, motion to amend or make additional findings of fact, motion to alter or amend judgment, motion for rehearing or motion for new trial has been timely filed; (ii) the time for instituting or filing an appeal, motion for rehearing or motion for new trial shall have expired; and (iii) if an appeal has been timely filed no stay pending an appeal is in effect and the time for requesting a stay pending appeal shall have expired; provided, however, that the filing or pendency of a motion under Federal Rule of Bankruptcy Procedure 9024 shall not cause an order not to be deemed a “Final Order” unless such motion shall be filed within ten (10) days of the entry of the order at issue.
“Finance Subsidiaries” means, collectively, CountryPlace Acceptance Corp., a Nevada corporation, CountryPlace Acceptance GP, LLC, a Texas limited liability company, CountryPlace Acceptance LP, LLC, a Delaware limited liability company, CountryPlace Mortgage, Ltd., a Texas limited partnership, CountryPlace Title, Ltd., a Texas limited partnership, CountryPlace Mortgage Holdings, LLC, a Delaware limited liability company, CountryPlace Funding, a Delaware corporation, CountryPlace Securitization, LLC, a Delaware limited liability company, and CountryPlace Holdings, LLC, a Delaware limited liability company.
“GAAP” means United States generally accepted accounting principles.
“Governmental Body” means a domestic or foreign national, federal, state, provincial, or local governmental, regulatory or administrative authority, department, agency, commission, court, tribunal, arbitral body or self-regulated entity.
“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of any Hazardous Material in, on, under, about or from any Owned Real Property, whether or not in connection with the conduct of the Business, except to the extent in material compliance with applicable Environmental Law.
“Hazardous Material” means any substance, material or waste which is regulated by any Environmental Law, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “pollutant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, and including petroleum, petroleum product, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

“Hedging Contract” means any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.
“Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Indebtedness” means, with respect to any Person, without duplication: (a) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, including principal, premium (if any), early or prepayment penalties, charges, premiums, break fees or other similar charges, and accrued interest; (b) any indebtedness or obligation evidenced by any bond, debenture, note, debt security, unfunded letter of credit or other similar instrument, including principal, premium (if any), early or prepayment penalties, charges, premiums, break fees or other similar charges, and accrued interest; (c) bank overdrafts (excluding undrawn lines) and outstanding checks to the extent treated as bank overdrafts or otherwise included as debt in the financial statements of such Person (without duplication) (it being understood that only the amount of such bank overdraft or the portion of the check that is treated as a bank overdraft or debt shall be treated as “Indebtedness”); (d) any Liability under any sale and leaseback transaction, any synthetic lease or Tax ownership operating lease transaction or under any lease recorded for accounting purposes by such Person as a capitalized lease or a financing lease with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise; (e) any Liability of such Person under deferred compensation plans, stock appreciation rights plan, phantom stock plans, severance or bonus plans or similar arrangements made payable as a result of the consummation of the transactions contemplated by this Agreement or with respect to periods ending on or prior to the Closing Date; (f) any off-balance sheet financing of such Person (but excluding any leases recorded for accounting purposes by such Person as an operating lease); (g) any dividends or distributions payable, or accrued for, by such Person; (h) any Liability of such Person under any Hedging Contract; (i) all indebtedness of others referred to in clauses (a) through (h) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such indebtedness or to advance or supply funds for the payment or purchase of such indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or to assure the holder of such indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, (k) all indebtedness referred to in clauses (a) through (i) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on any property owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and (k) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing Liabilities computed as though payment is being made in respect thereof on the Closing Date; provided, however, that “Indebtedness” shall not include (x) trade payables and accrued expenses to the extent such items are aged sixty (60) days or less; or (y) prepaid or deferred revenue to the extent such revenue is reflected as a current liability in the Most Recent Financial Statements; or (z) purchase price holdbacks arising in the Ordinary Course of Business in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset to the extent that holdbacks are reflected as a current liability in the Most Recent Financial Statements.

“Insider” means any executive officer, director, governing body member, majority (i.e., greater than 50%) equity holder, partner in a partnership or Affiliate, as applicable, of any Seller or Transferred Subsidiary or any predecessor or Affiliate of any Seller or Transferred Subsidiary or any individual related by blood, marriage or adoption to any such individual.
“Insurance Subsidiaries” means, collectively, Standard Casualty Co., a Texas corporation, Standard Insurance Agency, Inc., a Texas corporation, and Palm Harbor Ins. Agency of Texas, a Texas corporation.
“Intellectual Property” means all of the following in any jurisdiction throughout the world (i) trade names, trademarks and service marks, service names, brand names, logos, Internet domain names, trade dress and similar rights, logos, slogans, and corporate names (and all translations, adaptations, derivations and combinations of the foregoing), and general intangibles of a like nature, together with all goodwill associated with each of the foregoing and all registrations and applications to register any of the foregoing (“Marks”); (ii) patents, patent applications and patent disclosures, together with all reissuances, divisionals, continuations, continuations-in-part, revisions, reissues, extensions and reexaminations thereof (“Patents”); (iii) copyrights (whether registered or unregistered) and applications for registration and copyrightable works (“Copyrights”); (iv) confidential and proprietary information, including trade secrets and know-how (including ideas, research and development, engineering designs and related approvals of Governmental Bodies, self-regulatory organizations, and trade associations, inventions, formulas, compositions, manufacturing and production processes and techniques, designs, drawings and specifications; and (vi) all licenses and sublicenses held by any Seller as licensee pertaining to intellectual property of any other Person; and for the avoidance of doubt, “Intellectual Property” shall exclude Computer Software.
“Inventory” means all inventory of Seller, including raw and packing materials, work-in-progress, finished goods, supplies, parts and similar items related to, used or held for use in connection with the Business.
“IRS” means the United States Internal Revenue Service.
“Knowledge” means, when used to qualify any representation, warranty or other statement of Sellers contained herein, the actual current knowledge of any of Larry H. Keener, Kelly Tacke, Ron Powell (solely as to Palm Harbor Homes, Inc. and Nationwide Homes, Inc.), Gavin Ryan (solely as to Standard Casualty Co. and its subsidiaries), Joe Kesterson (solely as to Palm Harbor Homes, Inc.) or Greg Aplin (solely as to CountryPlace Acceptance Corporation and its subsidiaries) after reasonable investigation or inquiry into the subject matter of the representation, warranty or other statement to which such term is being applied.

“Law” means any federal, state, local or foreign statute, law, rule, regulation, order, writ, ordinance, judgment, governmental directive, injunction, decree or other requirement of any Governmental Body (including the Bankruptcy Code).
“Liabilities” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person of any type, whether known or unknown, accrued, absolute or contingent, liquidated or unliquidated, choate or inchoate, matured or unmatured, disputed or undisputed, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise. Without limiting the foregoing, the term “Liabilities” includes and refers to all liabilities and obligations for or with respect to Taxes, including liabilities for Taxes of any Person under Treasury Regulation Section 1.1502 6 (or any similar provision of any applicable Law), as a transferee or successor, by contract, or otherwise.
“Lien” means any security interest, mortgage, pledge, lien, encumbrance, charge or claim (as defined in section 101(5) of the Bankruptcy Code).
“Material Adverse Effect” means any circumstance, occurrence, event or change that has or could be reasonably expected to have a material adverse effect on (a) the Transferred Assets, the Assumed Liabilities, the Business or the assets and Liabilities of the Transferred Subsidiaries, in each case taken as a whole, or (b) the ability of Sellers to timely satisfy and perform their obligations under this Agreement and consummate the transactions contemplated hereby; provided, however, that in no event shall any of the following be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or shall be, a Material Adverse Effect: (i) general economic or business conditions or changes therein, including changes in interest or currency rates, or acts of war, civil unrest or terrorism; (ii) any change in Law; (iii) any occurrence or condition generally affecting the industries in which the Business operates, including any change in such conditions; (iv) any occurrence or condition arising out of the announcement of the transactions described in this Agreement or the performance of the transactions contemplated hereby (including any occurrence or condition arising out of the identity of or facts relating to Purchaser); and (v) any effect or result of a breach of this Agreement by Purchaser; provided, further, that the circumstances, changes, developments, events or states of facts set forth in clauses (i), (ii), (iii) above shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent, and only to the extent, such circumstances, changes, developments, events or states of facts have a disproportionately adverse effect on the Transferred Assets, the Assumed Liabilities, the Business and the assets and Liabilities of the Transferred Subsidiaries, taken as a whole, as compared to other participants in the industries in which Sellers and the Transferred Subsidiaries operate.
“Occupational Safety and Health Law” means any applicable Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Ordinary Course of Business” means the operation of the Business by Sellers and the Transferred Subsidiaries in the usual and ordinary course in a manner substantially similar to the manner in which Sellers and the Transferred Subsidiaries operated, including after the commencement of the Bankruptcy Case and as permitted under the Bankruptcy Code and by the Bankruptcy Court.
“Permitted Encumbrance” means: (i) the Virgo Security Interest, (ii) the security interest granted under the Textron Facility, (iii) Encumbrances for Taxes and assessments not yet payable; (iv) Encumbrances that shall be released at or prior to the Closing; and (v) (A) easements, rights-of-way, servitudes, permits, licenses, surface leases, ground leases to utilities, municipal agreements, railway siding agreements and other similar rights, all as reflected in the official records of the jurisdictions where any real property is located, (B) conditions, covenants or other restrictions reflected in the official records of the jurisdictions where any real property is located, and (C) easements for streets, alleys, highways, telephone lines, gas pipelines, power lines, railways and other easements and rights-of-way on, over or in respect of any real property, all as reflected in the official records of the jurisdictions where any real property is located; in each case with respect to clauses (iii) through (v) above, individually or in the aggregate, that do not or would not reasonably be expected to materially and adversely affect the current use or value of the property subject thereto or the operations of the Business as it is currently conducted by Sellers and the Transferred Subsidiaries.
“Person” means any individual, corporation, partnership, limited liability company, limited liability partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.
“Pre-Closing Claims” means (i) Claims asserted by or against a Seller prior to the Closing Date, and (ii) counterclaims with respect to a Claim asserted by or against a Seller prior to the Closing Date.
“Purchase Order” means (i) any open purchase order (or equivalent document) received and accepted by any Seller from any customer of the Business in the Ordinary Course of Business for the production and sale of any finished goods Inventory capable of being produced at any Real Property (based on its current configuration), whether or not such purchase order or equivalent document was originally intended for fulfillment at a Real Property, or (ii) any open purchase order (or equivalent document) delivered by any Seller to any third party vendor or supplier for the purchase by such Seller from such vendor or supplier in the Ordinary Course of Business of raw materials, supplies or other similar Inventory intended for use in the production of finished goods Inventory from any Real Property or for any other conduct of operations at any Real Property.
“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.
“Representative” means, with respect to a particular Person, any director, officer, manager, partner, member, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Tax” or “Taxes” means all taxes, charges, fees, imposts, levies or other assessments, including all net income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, transfer gains, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, real or personal property, and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts thereon, imposed by any taxing authority (federal, state, local or foreign) and shall include any transferee Liability in respect of Taxes.
“Tax Code” means the Internal Revenue Tax Code of 1986, as amended.
“Tax Return” means any return, declaration, report, form, estimate, information return or statement required to be filed in respect of any Taxes or to be supplied to a taxing authority in connection with any Taxes.
“Textron Facility” means that certain Amended and Restated Agreement for Wholesale Financing (Finished Goods – Shared Credit Facility) dated May 25, 2004, as amended, by and among ParentCo, Palm Harbor Manufacturing, L.P., Palm Harbor Homes I, L.P., Palm Harbor Marketing, Inc., Textron Financial Corporation and the other “Lenders” named therein.
“Title Company” means First American Title Company, or such alternate title company as ParentCo and Purchaser shall agree.
“Transferred Subsidiaries” means, collectively, the Finance Subsidiaries and the Insurance Subsidiaries, and “Transferred Subsidiary” means any of them.
“Unauthorized Indebtedness” means, as of the Effective Time, any Indebtedness of any Transferred Subsidiary other than (i) the Virgo Indebtedness and (ii) Indebtedness incurred under construction lending facilities entered into in the Ordinary Course of Business by CountryPlace Mortgage, Ltd. with third party lenders prior to the date hereof.
“Virgo Indebtedness” means any Indebtedness owing by CountryPlace Acceptance Corporation, CountryPlace Mortgage, Ltd., CountryPlace Mortgage Holdings, LLC, ParentCo, CountryPlace Acceptance G.P., LLC and CountryPlace Acceptance L.P., LLC to the “Lender” parties (or their successors, assigns or nominees) under that certain Credit Agreement dated as of January 29, 2010 by and among CountryPlace Acceptance Corporation, CountryPlace Mortgage, Ltd., CountryPlace Mortgage Holdings, LLC, ParentCo, CountryPlace Acceptance G.P., LLC, CountryPlace Acceptance L.P., LLC, the “Lenders” who are party to such Credit Agreement and Virgo Service Company LLC.
“Virgo Security Interest” means the security interest in certain collateral granted to Virgo Service Company LLC as Administrative Agent and Collateral Agent under that certain Guaranty and Security Agreement dated as of January 29, 2010 by and among CountryPlace Acceptance Corporation, CountryPlace Mortgage, Ltd., CountryPlace Mortgage Holdings, LLC, ParentCo, CountryPlace Acceptance G.P., LLC, CountryPlace Acceptance L.P., LLC and Virgo Service Company LLC.

(b) The following capitalized terms are defined in the following Sections of this Agreement:

Definition	Location
Acquired Leased Real Property	2.10(a)
Agreement	Preamble
Allocation	1.13
Assumed Contracts	1.1(f)
Assumed Liabilities	1.3
Bankruptcy Case	Recitals
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Bankruptcy Court Approval	5.7
Base Price	1.6
Bidding Procedures	5.7(a)(ii)
Bidding Procedures Motion	5.7(a)(ii)
Bidding Procedures Order	5.7(a)(ii)
Books and Records	1.1(k)
Break-Up Fee	8.2(a)
Business	Recitals
Closing	1.7
Closing Apportionments	2.10
Closing Date	1.7
Closing Payment	1.6
Closing Statements	2.3(a)
Competing Transaction	8.1(e)
Cure Costs	1.4
Deeds	2.3(b)
DIP Facility	Recitals
Excluded Assets	1.2
Excluded Liabilities	1.5
Existing Insurance Policies	5.13
Expense Reimbursement	8.2(b)
Final Price Adjustment	1.11(d)
Finance Business	Recitals
Fleetwood	Recitals
Home Business	Recitals
Insurance Business	Recitals
Insurance Representative	3.8(d)
Interim DIP Facility Owner	5.7(a)(i)
Inventory	1.1(d)
Leased Real Property / Leased Real Properties	3.12(b)
Most Recent Financial Statements	3.5
Objection Notice	1.11(b)
Owned Real Property / Owned Real Properties	3.12(a)
ParentCo	Preamble
Permits	3.9(a)

Definition	Location
Permitted Disclosures	5.2(a)
Petition Date	Recitals
Post-Closing Price Adjustment	1.11(b)
Purchase Price	1.6
Purchaser	Preamble
Purchaser’s Certificate	7.1
Real Properties	3.12(b)
Real Property Lease	3.12(b)
Real Property Escrow	2.1
Reinsurance Contract	3.10(b)(ix)
Sale Approval Order	5.7(a)(iii)
Sellers	Preamble
Sellers’ Certificate	6.1
Standard Casualty Share	1.1(a)
Surveys	2.6
Tangible Personal Property	1.1(c)
Termination Date	8.1(b)
Title Commitment	2.6
Title Commitments	2.6
Title Policies	2.7
Transferred Assets	1.1
Transferred IP	1.1(i)
Transferred Permits	1.1(j)
Transferred Seller Employee	5.12(a)
WARN Act	3.26(e)
9.2 Consent to Jurisdiction; Service of Process; Waiver of Jury Trial.
(a) The parties hereto irrevocably and unconditionally consent to submit to the jurisdiction of the Bankruptcy Court for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating hereto except in the Bankruptcy Court).
(b) Any and all service of process and any other notice in any such Claim shall be effective against any party if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as herein provided. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction.
(c) If any Claim is brought by any party hereto to enforce its rights or another party’s obligations under this Agreement or any other agreement, document or instrument to be delivered by such party at the Closing, the substantially prevailing party in such Claim shall be entitled to recover its reasonable attorneys’ fees and expenses and other costs incurred in such Claim, in addition to any other relief to which it may be entitled.

(d) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.
9.3 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given (i) on the day of delivery if delivered in person, (ii) on the day of delivery if delivered by facsimile upon confirmation of receipt (provided that if delivery is completed after the close of business, then the next Business Day), (iii) on the first (1st) Business Day following the date of dispatch if delivered using a next-day service by a nationally recognized express courier service, or (iv) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated by notice given in accordance with this Section 9.3 by the party to receive such notice:
(a)	if to Purchaser, to:
Palm Harbor Homes, Inc.
c/o Cavco Industries, Inc.
1001 North Central Avenue, Suite 800
Phoenix, Arizona 85004-1935
Attention: James P. Glew, General Counsel
Facsimile: (602) 256-6189
and to:
Third Avenue Management
622 Third Avenue, 32nd Floor
New York, New York 10017
Attention: Robert Jordan, Sr. Managing Director, Corporate Counsel
Facsimile: (212) 735-0003
with a copy (which shall not constitute notice to Purchaser) to:
Snell & Wilmer L.L.P.
One Arizona Center
400 E. Van Buren
Phoenix, Arizona 85004
Attention: Garth D. Stevens
Facsimile: (602) 382-6070

(b)	if to any of Sellers, to:
Palm Harbor Homes, Inc.
15303 Dallas Parkway, Suite 800
Addison, Texas 75001-4600
Attention: Larry H. Keener, Chairman, President & CEO
Facsimile: (972) 764-9020
with a copy (which shall not constitute notice to Sellers) to
Locke Lord Bissell & Liddell LLP
2200 Ross Avenue, Suite 2200
Dallas, Texas 75201
Attention: Gina E. Betts
Facsimile: (214) 756-8515
9.4 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the DIP Facility and any other ancillary agreements executed by the parties hereto in connection with the consummation of the transactions contemplated by this Agreement and the DIP Facility contain the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, written or oral, with respect thereto.
9.5 Non-Survival of Representations, Warranties and Covenants. The respective representations, warranties and covenants of Sellers and Purchaser contained in this Agreement and any certificate delivered pursuant hereto shall terminate at, and not survive, the Closing; provided, that this Section shall not limit any covenant or agreement of the parties that by its terms requires performance after the Closing.
9.6 Amendments. This Agreement may be amended, superseded, canceled, renewed or extended only by a written instrument signed by Purchaser and ParentCo (on behalf of Sellers).
9.7 Waiver. Each party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (c) waive compliance with any of the agreements of the other party contained herein, or (d) waive satisfaction of any condition to its obligations hereunder. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. All remedies, rights, undertakings, obligations, and agreements contained herein shall be cumulative and not mutually exclusive.
9.8 Governing Law. This Agreement and all Claims with respect thereto shall be governed by and construed in accordance with the federal bankruptcy law, to the extent applicable, and, where state law is implicated, the laws of the State of Delaware without regard to any conflict of laws rules thereof that might indicate the application of the laws of any other jurisdiction.

9.9 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. This Agreement is not assignable by any party without the prior written consent of each other party.
9.10 Interpretation; Headings. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms have correlative meanings when used herein in their plural or singular forms, respectively. Unless otherwise expressly provided, the words “include,” “includes” and “including” do not limit the preceding words or terms and shall be deemed to be followed by the words “without limitation.” All references herein to “Sections” shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. All references herein to “Schedules” and “Exhibits” shall mean the Schedules and Exhibits attached to this Agreement and forming a part hereof. The Section headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement. The parties acknowledge and agree that (a) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement, and (c) the terms and provisions of this Agreement shall be construed fairly as to all parties, regardless of which party was generally responsible for the preparation of this Agreement. Dates and times set forth in this Agreement for the performance of the parties’ respective obligations hereunder or for the exercise of their rights hereunder shall be strictly construed, time being of the essence of this Agreement. If the date specified or computed under this Agreement for the performance, delivery, completion or observance of a covenant, agreement, obligation or notice by any party, or for the occurrence of any event provided for herein, is a day other than a Business Day, then the date for such performance, delivery, completion, observance or occurrence shall automatically be extended to the next Business Day following such date.
9.11 Severability of Provisions. If any provision or any portion of any provision of this Agreement shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement shall not be affected thereby. If the application of any provision or any portion of any provision of this Agreement to any Person or circumstance shall be held invalid or unenforceable, the application of such provision or portion of such provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby.
9.12 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.

9.13 No Third Party Beneficiaries. Except as otherwise set forth in this Agreement, no provision of this Agreement is intended to, or shall, confer any third party beneficiary or other rights or remedies upon any Person other than the parties hereto.
Remainder of Page Intentionally Left Blank
Signature Page Follows

IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date first above written.

SELLERS: Palm Harbor Homes, Inc., a Florida corporation
By:	/s/ Larry Keener
	Name:	Larry H. Keener
	Title:	President and CEO

Palm Harbor GenPar, LLC, a Nevada limited liability company
By:	/s/ Larry Keener
	Name:	Larry H. Keener
	Title:	President

Palm Harbor Mfg., L.P., a Texas limited partnership
By:	/s/ Larry Keener
	Name:	Larry H. Keener
	Title:	President

Palm Harbor Real Estate, LLC, a Texas limited liability company
By:	/s/ Larry Keener
	Name:	Larry H. Keener
	Title:	President of Sole Member

Nationwide Homes, Inc., a Delaware corporation
By:	/s/ Larry Keener
	Name:	Larry H. Keener
	Title:	Chairman
Signature Page to Asset Purchase Agreement

Palm Harbor Albemarie, LLC, a Delaware corporation
By:	/s/ Larry Keener
	Name:	Larry H. Keener
	Title:	President

PURCHASER: Palm Harbor Homes, Inc., a Delaware corporation
By:	/s/ Joseph H. Stegmayer
	Name:	Joseph H. Stegmayer
	Title:	President
Signature Page to Asset Purchase Agreement